Exhibit (2)(r)(2)

APOLLO

CODE OF ETHICS

February 2021

1.	INTRODUCTION	1

2.	ADMINISTRATION OF THE CODE OF ETHICS	2

2.1	PERSONS SUBJECT TO THE CODE	2
2.2	CONSULTANTS, AGENTS AND TEMPORARY WORKERS	2
2.3	CONSEQUENCES OF VIOLATING THE CODE	3
2.4	OBLIGATION TO REPORT VIOLATIONS	3
2.5	CURRENT VERSION OF THE CODE	3
2.6	CODE OF ETHICS ANNUAL CERTIFICATION	3
2.7	ANNUAL COMPLIANCE SURVEY & ACCOUNTS CERTIFICATION	3

3.	STANDARD OF BUSINESS AND PERSONAL CONDUCT	4

3.1	STANDARD OF BUSINESS CONDUCT	4
3.2	STANDARD OF PERSONAL CONDUCT	4
3.3	LIMITS OF YOUR AUTHORITY	4
3.4	USE OF RECORDING DEVICES	5
	3.4.1 PURPOSE	5
	3.4.2 POLICY	5
3.5	THREAT PROTOCOL	5

4.	DATA PRIVACY AND CONFIDENTIALITY POLICY	5

4.1	DEFINITIONS	6
4.2	GENERAL PRINCIPLES	7
4.3	STORAGE OF PERSONAL INFORMATION AND BUSINESS SENSITIVE INFORMATION	7
4.4	ACCESS TO PERSONAL INFORMATION AND BUSINESS SENSITIVE INFORMATION	8
4.5	TRANSPORTING PERSONAL INFORMATION AND BUSINESS SENSITIVE INFORMATION	8
4.6	REPORTING LOST, STOLEN, OR POTENTIALLY COMPROMISED PERSONAL INFORMATION OR BUSINESS SENSITIVE INFORMATION	9
4.7	THIRD PARTY ACCESS TO PERSONAL INFORMATION AND BUSINESS SENSITIVE INFORMATION	9
4.8	PRIOR EMPLOYER’S CONFIDENTIAL INFORMATION AND TRADE SECRETS	9
4.9	EXTERNAL COMMUNICATIONS RELATING TO APOLLO’S BUSINESS	10
4.10	EUROPEAN ECONOMIC AREA DATA TRANSFERS	10
4.11	REQUESTS TO EXERCISE RIGHTS REGARDING PERSONAL INFORMATION	10
4.12	ADDITIONAL POLICIES AND PROCEDURES	10

5.	APPROPRIATE USE OF TECHNOLOGY AND APOLLO RESOURCES POLICY	11

5.1	GENERALLY	11
5.2	USE OF THE SYSTEMS	12
5.3	PASSWORDS	13
5.4	DEVICE SECURITY	13
5.5	COMPUTER MALWARE	14

5.6 MOBILE DEVICE POLICY	14
5.7 MOBILE SECURITY POLICY	15
5.8 EMPLOYEE REMOTE NETWORK ACCESS POLICY	15

6. OTHER BUSINESS CONDUCT	15

6.1 ASSETS OF THE FIRM	15
6.2 INTERNAL CONTROLS, RECORD RETENTION, AND REPORTING	16
6.3 POST-EMPLOYMENT RESPONSIBILITIES	16
6.4 THIRD PARTY AGREEMENTS	17
6.5 INVESTOR COMPLAINTS	17

7. INSIDE INFORMATION	17

7.1 DEFINITION OF MATERIAL NON-PUBLIC INFORMATION	18
7.2 INSIDER TRADING AND TIPPING	19
7.3 POLICIES AND PROCEDURES CONCERNING PROTECTION OF MATERIAL NON-PUBLIC INFORMATION AND OTHER CONFIDENTIAL INFORMATION	20
7.3.1 FIRM RESTRICTED LIST	20
7.3.2 CONFIDENTIAL INFORMATION PROCESS	21
7.3.3 COMMUNICATION WITH INSIDERS	21
7.3.4 COMMUNICATIONS WITH PUBLIC EMPLOYEES	21
7.3.5 INADVERTENT OR UNAUTHORIZED RECEIPT OF MATERIAL NON-PUBLIC INFORMATION	22
7.4 LIMITING INADVERTENT ACCESS TO MATERIAL NON-PUBLIC INFORMATION AND OTHER CONFIDENTIAL INFORMATION	22
7.5 ARRANGEMENTS WITH CONSULTANTS	22

8. PERSONAL SECURITIES TRANSACTIONS	22

8.1 PERSONAL TRADING SYSTEM	23
8.2 EMPLOYEE RELATED ACCOUNTS	23
8.2.1 NEW EMPLOYEE RELATED ACCOUNTS AND CLOSED ACCOUNTS	24
8.2.2 MANAGED AND MUTUAL FUND ONLY ACCOUNTS	24
8.3 PRE-CLEARANCE FOR TRADES OTHER THAN IN APOLLO, APOLLO-SPONSORED, OR ATHENE PUBLICLY TRADED SECURITIES	24
8.3.1 PRE-CLEARANCE FOR TRADES IN FUNDS SUB-ADVISED BY APOLLO	26
8.3.2 PRE-CLEARANCE FOR PRIVATE PLACEMENT TRANSACTIONS, PRIVATE FUNDS AND ALTERNATIVE INVESTMENTS	26
8.3.3 PRE-CLEARANCE FOR PERSONAL CRYPTOCURRENCY TRANSACTIONS	26
8.3.3.1 INFORMATION ON CRYPTOCURRENCY	26
8.3.3.2 CRYPTOCURRENCY MINING	26
8.3.3.3 INITIAL COIN OFFERINGS (“ICO”)	26
8.3.3.4 CRYPTOCURRENCY NON-ICO TRANSACTIONS	27
8.3.4 EMPLOYEE TRADING POLICIES FOR APOLLO, APOLLO-SPONSORED OR ATHENE PUBLICLY TRADED SECURITIES	27
8.4 REPORTING REQUIREMENTS	27
8.4.1 HOLDINGS REPORTS	27
8.4.2 TRANSACTIONS REPORTS	28

8.5 PIGGY-BACKING AND FRONT-RUNNING	29

9. ANTI-MONEY LAUNDERING	29

9.1 AML COMPLIANCE OFFICER	29
9.2 MONEY LAUNDERING	30
9.3 KNOW YOUR CUSTOMER	30
9.4 OFAC PROHIBITED ASSETS	30
9.5 SUSPICIOUS ACTIVITY	31

10. FATCA	32

10.1 HOW DOES FATCA IMPACT APOLLO?	32
10.2 ARE THERE TOPICS THAT COVERED PERSONS SHOULD NOT DISCUSS WITH INVESTORS?	32

11. OUTSIDE ACTIVITIES, GIFTS AND OTHER POTENTIAL CONFLICTS OF INTEREST	33
11.1 MAKING IMPARTIAL BUSINESS DECISIONS	33
11.2 POTENTIAL CONFLICTS OF INTEREST UNDER LIMITED PARTNERSHIP AGREEMENTS AND OFFERING MATERIALS	33
11.3 DEALING WITH PORTFOLIO COMPANIES	33
11.4 PERSONAL RELATIONSHIPS	33
11.5 OUTSIDE BUSINESS AND MEMBERSHIPS	34
11.5.1 PURSUING FIRM BUSINESS OR INVESTMENT OPPORTUNITIES	34
11.5.2 OUTSIDE EMPLOYMENT AND BUSINESS ACTIVITIES	34
11.6 GIFTS	36
11.7 ENTERTAINMENT	37

12. SOLICITATION OF POTENTIAL INVESTORS	37

13. POLITICAL CONTRIBUTIONS	37

13.1 DEFINITION OF KEY TERMS	38
13.1.1 CONTRIBUTION	38
13.1.2 COVERED INVESTMENT POOL	39
13.1.3 EXECUTIVE OFFICER	39
13.1.4 GOVERNMENT ENTITY	40
13.1.5 OFFICIAL	40
13.1.6 PAYMENT	40
13.1.7 PLAN OR PROGRAM OF A GOVERNMENT ENTITY	40
13.1.8 REGULATED PERSON	40
13.1.9 SOLICIT	41
13.2 PRE-CLEARANCE OF POLITICAL CONTRIBUTIONS AND CONTRIBUTION RELATED ACTIVITY	41
13.3 PAYMENTS FOR SOLICITING A GOVERNMENT ENTITY	42
13.4 CORPORATE POLITICAL CONTRIBUTIONS AND BUNDLING	42
13.5 VOLUNTEER POLITICAL ACTIVITIES	42

13.6 SOLICITING COVERED PERSONS AND USE OF FIRM RESOURCES	43
13.7 REIMBURSEMENT OF CONTRIBUTIONS	44
13.8 POLITICAL CONTRIBUTIONS OF PORTFOLIO COMPANIES	44
13.9 FORMAL POLITICAL POSITIONS	44

14. ANTI-BRIBERY POLICY AND PROCEDURES	45

14.1 FCPA OVERVIEW	46
14.1.1 ANTI-BRIBERY PROVISION	46
14.1.1.1 FOREIGN GOVERNMENT OFFICIALS	47
14.1.1.2 RESTRICTIONS ON PAYMENTS TO THIRD PARTIES	47
14.1.2 ACCOUNTING PROVISIONS	48
14.1.2.1 ACCURATE RECORDS	48
14.1.2.2 PAYMENTS, RECORDKEEPING AND REIMBURSEMENTS	48
14.1.2.3 FACILITATION PAYMENTS	48
14.1.2.4 COMMERCIAL BRIBERY	49
14.2 THE FIRM’S ANTI-BRIBERY PROCEDURES	49
14.2.1 GIVING AND RECEIVING GIFTS	49
14.2.2 PROVIDING AND RECEIVING MEALS AND ENTERTAINMENT	50
14.2.3 PROVIDING TRAVEL	50
RESTRICTIONS ON REIMBURSEMENTS AND USE OF CASH	50
14.2.4 CONTRACTS WITH THIRD PARTY AGENTS AND CONSULTANTS (“COVERED INTERMEDIARIES”)	51
14.2.4.1 COVERED INTERMEDIARIES	51
14.2.4.2 DUE DILIGENCE REQUIRED TO ENGAGE A COVERED INTERMEDIARY	52
14.2.4.3 PROVISIONS REQUIRED TO BE INCLUDED IN CONTRACTS WITH COVERED INTERMEDIARIES	52
14.2.5 MERGERS, ACQUISITIONS AND JOINT VENTURES	52
14.2.6 CHARITABLE CONTRIBUTIONS	52
14.2.7 POLITICAL CONTRIBUTIONS	53

15. WHISTLEBLOWER POLICY	53

16. BUSINESS CONTINUITY PLAN	53

17. NOTE FOR REGISTERED REPRESENTATIVES AFFLIATED WITH APOLLO GLOBAL SECURITIES, LLC	53

1.	INTRODUCTION

Our integrity and reputation depend on our ability to do the right thing. Apollo is committed to promoting a culture that encourages ethical conduct and compliance with the law and all Firm policies and procedures. As used in the Apollo Code of Ethics (the “Code”), “Apollo” or the “Firm” refers to Apollo Management, L.P., Apollo Capital Management, L.P., Apollo Credit Management, LLC, Apollo Global Real Estate Management, L.P., Apollo Investment Management, L.P., affiliated investment advisers, any subsequently formed or acquired investment adviser (which, collectively, conduct a single advisory business) and all of their affiliated entities, which includes Apollo Management Holdings, L.P., and Apollo Global Management, Inc. (“AGM”). “Apollo” does not include any Apollo fund or Apollo fund portfolio company.

In our capacity as investment managers to various private funds, separately managed accounts, and other vehicles, we act as fiduciaries and thus owe a series of duties to these clients, including a general duty to act in their best interest at all times and avoid actual and apparent conflicts of interest. We have registered Apollo Management, L.P., Apollo Capital Management, L.P., Apollo Credit Management, LLC, Apollo Global Real Estate Management, L.P., and Apollo Investment Management, L.P. with the U.S. Securities and Exchange Commission (“SEC”). In addition, Apollo Management, L.P., Apollo Capital Management, L.P., and Apollo Global Real Estate Management, L.P. (the “filing advisers”) each have a number of “relying advisers” also deemed to be registered with the SEC as investment advisers.

For purposes of the Code, Apollo’s “clients” refers to private funds, separately managed accounts, and other vehicles or persons to which Apollo provides advisory services; “investors” refers to the persons or entities that invest in the Firm’s clients; and “related parties” refers to Apollo and its direct or indirect affiliates (excluding portfolio companies).

The Code describes legal and ethical responsibilities that all Apollo partners, employees, members, owners, principals, directors1 and officers and, where applicable, consultants (as defined in Section 2.2 and collectively “Covered Persons”) are expected to uphold. It is a guide that is intended to alert Covered Persons to significant issues that may arise. However, it is not a summary of all laws or policies that apply to Apollo’s business, nor can it serve as a substitute for good judgment. The Code is based on our fundamental understanding that no one at Apollo should ever sacrifice integrity—or give the impression that they have—even if they think it would help the Firm’s business.

Each of us is accountable for our actions, and each of us is responsible for knowing and abiding by the policies that apply to us. You should look to this Code to guide your decisions in a variety of circumstances. However, no rulebook can anticipate every situation. Ultimately, the personal integrity, honesty and conduct of every person associated with Apollo define the character and reputation of our Firm. The good reputation of the Firm and those associated with it is critical to the success of Apollo.

Never underestimate the importance of your own personal and ethical conduct to the business and success of Apollo.

[1]	Excludes independent directors of AGM.

2.	ADMINISTRATION OF THE CODE OF ETHICS

The Code sets forth certain minimum expectations that Apollo has for you. You are expected to conduct the Firm’s business in full compliance with both the letter and spirit of the law, the Code, and any other policies and procedures that may be applicable to you.

The Code is administered by the Chief Compliance Officer or designee (collectively referred to as “Compliance”) and is intended to provide general guidance regarding your conduct as a Covered Person. The Code is not an exhaustive consideration of all policies and procedures that may be applicable to you, and you are responsible for knowing which policies and procedures (whether or not listed here) apply to you, and for understanding and complying with them.

The Firm will take reasonable steps to ensure that the Code is followed, including monitoring and auditing to confirm compliance and to detect any illegal activity. The Firm has designated the Chief Compliance Officer with the responsibility for administering and ensuring compliance with the Code.

As a registered investment adviser, Apollo must comply with the requirements set forth in the Advisers Act, and the rules and regulations promulgated thereunder. This Code has been adopted in compliance with Rule 204A-1 under the Advisers Act. In addition to providing general guidance regarding your conduct as a Covered Person, this Code, together with Apollo’s Supervisory Procedures Manual, is intended to set forth the relevant requirements that we must follow as fiduciaries and registered investment advisers.

The Firm conducts training for Covered Persons on various policies set forth in the Code. Additionally, as contemplated by Advisers Act Rule 206(4)-7, Apollo regularly reviews the adequacy of the policies and procedures described herein and the effectiveness of their implementation.

The Code does not create any rights to continued employment, is not an employment contract and does not result in a partnership between you and Apollo. The Firm expects you to be thoroughly knowledgeable regarding the policies and procedures of the Firm, including those outlined herein, at all times. Whenever you have a question as to a particular course of conduct or the interpretation of the Firm’s policies and procedures, you should consult Compliance.

2.1	Persons Subject to the Code

The Code applies to all Covered Persons. The provisions of the Code described in Section 6.3 also apply to former Covered Persons of, and other persons formerly associated with, the Firm.

2.2	Consultants, Agents and Temporary Workers

Certain temporary workers, independent contractors, third party service providers, operating executives or deal consultants (collectively, “Consultants”) are expected to comply with the Code. Specific arrangements with such persons will vary depending on their relationship to the Firm. Consult Compliance if you have questions about your obligations or those of others.

2.3	Consequences of Violating the Code

Violating any laws or regulations that relate to the operation of our business, engaging in any other criminal conduct or failing to take reasonable steps to prevent or detect criminal conduct, insensitivity to, disregard of, or failure to comply with the Code and/or any other applicable policies and procedures of the Firm, or failure to cooperate as directed by the Firm with an internal or external investigation, may result in corrective and/or disciplinary action, up to and including immediate termination of employment. The Firm will take all reasonable actions to enforce the Code. In cases where a violation of the Code could cause the Firm irreparable harm, it may seek injunctive relief in addition to monetary damages.

2.4	Obligation to Report Violations

Apollo is committed to exercising due diligence to prevent and detect criminal conduct and promoting an organizational culture that encourages ethical conduct and commitment to compliance with the law. This Code and the policies and procedures of the Firm are designed, implemented and enforced with the intention of preventing and detecting criminal conduct and other violations law and/or regulation. Each Covered Person is essential in assisting the Firm in complying with these policies and procedures.

You must immediately report to Compliance any known or suspected violation of the Code or any applicable law or regulation, whether the suspected violation involves you or another person subject to the Code.

You must immediately report to Compliance any misdemeanor (other than a minor traffic violation), criminal charge, or arrest involving you personally, whether it relates to the business of the Firm or not.

2.5	Current Version of the Code

A copy of the Code is available through the Compliance portal on the Firm’s Intranet and is also distributed to each Covered Person upon initial hire and at least on an annual basis. The Code and other Firm policies and procedures may be amended from time to time. All amendments are considered part of this Code. The Firm expects Covered Persons to be thoroughly knowledgeable at all times regarding the policies and procedures of the Firm, including, without limitation, the Firm’s policies and procedures set forth herein. It is your responsibility to review the Code frequently to ensure that you understand it and comply with it.

2.6	Code of Ethics Annual Certification

At the start of employment and annually thereafter, all Covered Persons are required to complete a Code of Ethics Annual Certification. This Certification requires Covered Persons to attest that they have read, understand, and will continue to comply with the Firm’s Code.

2.7	Annual Compliance Survey & Accounts Certification

All Covered Persons are required to complete a compliance survey and accounts certification on an annual basis (the “Annual Compliance Survey”). The Annual Compliance Survey includes (i) a broker accounts confirmation, and (ii) a Code of Ethics survey.

3.	STANDARD OF BUSINESS AND PERSONAL CONDUCT

3.1	Standard of Business Conduct

It is Apollo’s policy to adhere to the highest legal and ethical standards in the conduct of its business. All Covered Persons must adhere to this same standard of conduct which requires, among other things:

•	Complying with all applicable laws and regulations, including federal securities laws;

•	Being mindful of the Firm’s fiduciary duties at all times;

•	Appropriately managing actual and potential conflicts of interests;

•	Refraining from entering into transactions, including personal securities transactions, that are inconsistent with client interests; and

•	Promptly reporting violations of this Code.

3.2	Standard of Personal Conduct

The personal conduct of every person associated with Apollo impacts the reputation of the Firm and is critical to the success of Apollo. It is the Firm’s policy that all Covered Persons adhere to highest standards of legal and ethical behavior in their personal conduct and other dealings both inside and outside of the Firm.

3.3	Limits of Your Authority

Your authority to act on behalf of Apollo is limited by various laws, regulations, corporate charters, bylaws and resolutions and by internal policies and procedures. You may not sign any documents, or otherwise represent or exercise authority on behalf of any Apollo entity unless you are specifically authorized to do so.

Any Covered Person who is authorized to act on behalf of Apollo must first conduct appropriate inquiries and due diligence to determine that the taking of such action is appropriate and consistent with the Firm’s business objectives, policies and procedures. Covered Persons who are responsible for supervising any other person in connection with actions taken on behalf of the Firm must provide appropriate supervision under the circumstances, which may include independently verifying information and conducting additional inquiries, to ensure that it is appropriate to rely on such information.

3.4	Use of Recording Devices

3.4.1	Purpose

Apollo has an obligation and a compelling interest in protecting the security and confidentiality of both its clients’ and employees’ information. To reduce the risk of disclosing that information, the Firm prohibits the use of recording devices as discussed below.

Apollo believes that the use of such devices in the workplace, especially in secret, can negatively impact the open and honest communication and positive working environment that is critical to our success and may serve to exacerbate problems or disputes in the workplace rather than help resolve them. Toward that end, this policy is intended to reduce the risk that recording devices may be used by employees to resolve workplace issues or disputes on their own and without Apollo’s Human Capital, Compliance, or management personnel. Indeed, Apollo has policies and personnel in place to assist you with any workplace issues you may have, and Apollo encourages you to refer to these policies and personnel in the event of any such workplace issue.

By contrast, nothing in the policy is meant to limit employees’ rights under any federal, state, or local laws. Notwithstanding the foregoing, however, please note that the laws of various states, including New York, prohibit as a felony the use of devices to record conversations without the consent of at least one party or all parties to a given conversation. As such, employees should be aware of these requirements for the use of recording devices especially while traveling.

3.4.2	Policy

The recording of conversations between or among Covered Persons during work activities and hours, and at work locations (including client locations), is prohibited without the consent of the individuals being recorded and approval of Compliance. For purposes of this policy, “recording” includes audio and video recording on any device, including via Zoom or other teleconferencing application.

Compliance will evaluate violations of this policy to determine whether discipline should be issued. Depending on the nature and severity of a violation, and the risk a violation poses to Apollo’s confidential client and/or employee information, employee relations or other legitimate business practices, discipline may vary from a verbal warning up to and including termination.

3.5	Threat Protocol

In the event a Covered Person receives a communication containing a threat to any Covered Person or the Firm, he or she must notify the Firm’s Chief Compliance Officer. The Chief Compliance Officer shall coordinate escalation to the appropriate parties and determine a proper response, which may include implementing additional security measures.

4.	DATA PRIVACY AND CONFIDENTIALITY POLICY

While conducting Apollo business, we may collect and create Business Sensitive Information and Personal Information (as defined in Section 4.1). Such information may be entrusted to us by companies in which Apollo clients invest, prospective portfolio companies of our clients, clients, and investors, and we may receive such information from various other sources. To protect Apollo’s reputation and integrity and to comply with our legal obligations, we must all work to safeguard the Business Sensitive Information and Personal Information that we collect or create.

This Data Privacy and Confidentiality Policy establishes Apollo’s expectations for the collection, storage, processing, and sharing of Business Sensitive Information and Personal Information. The Firm has adopted information security policies and procedures designed to support the Data Privacy and Confidentiality Policy. Summaries of these policies and procedures are contained in the Information Security Policy of Apollo’s Supervisory Procedures Manual. For further information regarding the Firm’s information security policies and procedures, please contact the Chief Information Security Officer.

Apollo expects all Covered Persons to familiarize themselves with the Data Privacy and Confidentiality Policy and the policies and procedures that are relevant to their job roles and responsibilities. The unauthorized collection, processing, storage, or disclosure of Business Sensitive Information or Personal Information could result in serious liability for the Firm and could substantially impact our reputation.

4.1	Definitions

“Personal Information” means any information collected or created in the course of conducting Apollo business that relates to an individual that is either directly identified by that information, or can be identified using a combination of other information, including, but not limited to, name, phone number (home or business), address (home or business), financial account number, social security number or equivalent, driver’s license number, date of birth, user id, device identifiers, cookie identifiers, or medical records. Personal Information includes information that relates to investors or Covered Persons. In the case of Covered Persons, that information may be contained in resumes, employment contracts, offer letters, work records (including information about disciplinary and grievance proceedings in which they have been involved), performance reviews, and other Human Capital-related records.

“Business Sensitive Information” means any confidential or proprietary business information, collected or created while conducting Apollo business, including information about the Firm, and information related to portfolio companies and prospective portfolio companies of Firm clients, investments, and clients. Business Sensitive Information may also include information about multiple competitors in an industry.

The following are examples of Business Sensitive Information:

•	Information about actual or potential investments, clients or investors;

•	Marketing plans or strategies of the Firm, clients or clients’ portfolio companies;

•	Financial information concerning the Firm, clients, related parties, clients’ portfolio companies, or investors;

•	Research and development projects of the Firm, clients, related parties, or clients’ portfolio companies;

•	Reports or analyses prepared by the Firm, clients, related parties, or clients’ portfolio companies based on Business Sensitive Information; and

•	Information subject to written confidentiality agreements between the Firm, its clients, investors, related parties, clients’ portfolio companies and third parties.

Certain types of Business Sensitive Information may be considered material non-public information, which must be handled with additional care and is subject to additional controls as discussed in Section 7.

Personal Information and Business Sensitive Information may be contained in electronic documents, electronic communications, or hard-copy forms.

4.2	General Principles

Covered Persons should observe the following principles when dealing with Personal Information or Business Sensitive Information:

•	Treat all Personal Information and Business Sensitive Information as confidential;

•	Access Personal Information and Business Sensitive Information only for valid business purposes and with proper authorization;

•	Do not use or disclose Personal Information or Business Sensitive Information without a valid business purpose and proper authorization; and

•	Consult with a member of Legal or Compliance if you have any questions regarding the collection, use, storage, transfer or sharing of Personal Information or Business Sensitive Information.

4.3	Storage of Personal Information and Business Sensitive Information

Covered Persons should store Personal Information and Business Sensitive Information in a manner that respects and is appropriate for the sensitivity of the information. Apollo’s Supervisory Procedures Manual and information security policies establish requirements for storing Personal Information and Business Sensitive Information on Firm systems. Covered Persons should consult with their supervisors, Technology Support, or Compliance if they have any questions regarding how Personal Information or Business Sensitive Information should be stored.

Covered Persons should store Personal Information and Business Sensitive Information in accordance with applicable data retention and disposal policies and procedures. When Personal Information or Business Sensitive Information is no longer needed, Covered Persons should dispose of the information in accordance with the Firm’s policies and procedures regarding document retention and disposal, and applicable laws.

Covered Persons may store Personal Information or Business Sensitive Information on removable media for a valid business purpose and only with authorization from Compliance and Technology Support. Removable media includes devices or media that allow for read or write access and can be moved from one device to another without modification. Such media includes flash memory devices (e.g., thumb drives), cameras, removable hard drives, hard drive-based mp3 players, optical discs (e.g., CD and DVD disks), and floppy discs. Contact Technology Support to assist with putting Personal Information or Business Sensitive Information on removable media to ensure the information is encrypted. Covered Persons should handle all information stored on a computer or downloaded to portable media such as diskette, USB drive or hard copies with appropriate care to prevent unauthorized disclosure of the information. Personal Information and Business Sensitive Information should be removed from removable media when no longer needed for business purposes.

Covered Persons should consult with their supervisors, Technology Support or Compliance if they have questions about the storage of Personal Information or Business Sensitive Information.

4.4	Access to Personal Information and Business Sensitive Information

Covered Persons should access Personal Information and Business Sensitive Information only as authorized and for valid business purposes. The Firm’s Access Management Policy maintained by the Technology department sets forth policies and procedures regarding access to Apollo’s computer and communications systems. Covered Persons should consult their supervisors, Technology Support, or Compliance if they have questions regarding this policy or other policies and procedures that may govern access to Personal Information or Business Sensitive Information. Apollo will take steps to provide Covered Persons with access to Personal Information and Business Sensitive Information consistent with their roles and responsibilities. Apollo has established policies and procedures to modify, update, or terminate Covered Persons’ access rights based upon changes in roles and responsibilities, or upon termination of the relationship with Apollo.

4.5	Transporting Personal Information and Business Sensitive Information

Covered Persons should transport Personal Information and Business Sensitive Information from the Firm’s premises only for valid business purposes and as necessary to perform job duties. Whenever Personal Information or Business Sensitive Information is transported off Firm premises, there is an increased risk that the information may be compromised. Covered Persons should therefore take reasonable steps to protect Personal Information and Business Sensitive Information during transport. For example:

•	Hard copy documents should not be left unattended in vehicles or public locations;

•	Covered Persons should take steps to ensure that unauthorized individuals (including family members) cannot see or read Personal Information and Business Sensitive Information; and

•

As set forth in Section 4.3, Covered Persons should store Personal Information and Business Sensitive Information on removable media, laptops, mobile devices, and other portable devices only when protected by appropriate encryption technologies or other safeguards and with authorization from Compliance and Technology Support.

The Information Security Officer will specify requirements for the transmission and storage of Personal Information and Business Sensitive Information. Covered Persons should follow those requirements when transmitting or storing Personal Information or Business Sensitive Information. Covered Persons should contact Technology Support with any questions about the storage or transmission of such information and to set up channels for transmitting such information as needed.

4.6	Reporting Lost, Stolen, or Potentially Compromised Personal Information or Business Sensitive Information

If a Covered Person has reason to believe that Personal Information or Business Sensitive Information in any form, including electronic and hard copy formats may have been lost (including where such information is temporarily unavailable), stolen, or otherwise compromised (e.g., made public, disclosed to, or accessed by a third party without authorization) the Covered Person should report the suspicion to Compliance and Technology Support immediately. The failure of any Covered Person to report lost, stolen or otherwise compromised Personal Information or Business Sensitive Information may be deemed a violation of the Code and may result in disciplinary action.

4.7	Third Party Access to Personal Information and Business Sensitive Information

Covered Persons should provide third parties with access to Personal Information and Business Sensitive Information only as authorized and only for valid business purposes. Before sharing Personal Information or Business Sensitive Information with third parties, Covered Persons should confirm that the sharing is consistent with applicable policies and procedures set forth in the Supervisory Procedures Manual.

Before engaging service providers to access, store, or otherwise process Personal Information or Business Sensitive Information on behalf of Apollo, Covered Persons must submit the service provider for review in accordance with the Vendor Engagement and Management Policy. For additional information regarding this policy or the service provider review process, please contact the Vendor Management team at VendorManagement@apollo.com.

4.8	Prior Employer’s Confidential Information and Trade Secrets

Covered Persons should not disclose to Apollo or other Covered Persons any confidential or proprietary information or trade secret of a prior employer nor should Covered Persons use such information while engaged in Apollo business, unless the information or trade secret is then public information through no action of the Covered Person at issue or unless previously agreed to by the prior employer. In addition, Covered Persons must not encourage individuals to share information that may be confidential or proprietary to their current or former employers. All Covered Persons should contact Compliance if they believe they may have confidential information regarding former employers.

4.9	External Communications Relating to Apollo’s Business

As a publicly traded company with a global footprint, the Firm frequently receives requests for information from various third-parties, including the media. Information disclosed publicly about Apollo can significantly impact Apollo’s business interests and reputation. Apollo seeks to ensure that its external communications are consistent and accurate when publishing press releases, communicating with the media, participating in conferences and speaking engagements, publishing written works, providing public testimony, posting content on social media and responding to federal and state information act requests.

The Firm’s External Communications Policy is set forth in Appendix 16 to the Supervisory Procedures Manual and sets forth guidelines and procedures relating to external communications made by Covered Persons on behalf of Apollo, including any content that may be posted on the Firm’s social media accounts. It is important that all Covered Persons are mindful of those guidelines and procedures. As a general matter, any communication from the media should be referred to Corporate Communications and Covered Persons should only engage with the media when joined by a member of the Corporate Communications team. In addition, any speaking engagement or conference participation, written publication or public testimony must be pre-approved by Corporate Communications and Compliance.

4.10	European Economic Area Data Transfers

Personal Information may be transferred outside of the European Economic Area, whether such transfer is between Apollo entities or between Apollo and a third party (such as a service provider in the U.S.), with appropriate documentation and related protections in place. If there is any doubt about whether such documentation and protections are in place, Covered Persons should consult with Legal or Compliance.

4.11	Requests to Exercise Rights Regarding Personal Information

Some jurisdictions in which Apollo operates provide individuals certain rights over the Personal Information which relates to them. These rights may include, subject to local laws, the right to receive a copy of Personal Information about them, the right to have Personal Information updated, corrected or deleted, the right to object to Apollo’s use of their Personal Information, the right to have certain Personal Information transmitted to a third party (also known as the “right to data portability”), the right to withdraw consent, and the right to complain to their local data protection regulatory authority. Covered Persons who receive such a request must follow the process set forth in Apollo’s Supervisory Procedures Manual for responding to requests from individuals about their Personal Information.

4.12	Additional Policies and Procedures

Additional policies and procedures are set forth in Apollo’s Supervisory Procedures Manual and its appendices to further Apollo’s compliance with its privacy and data security obligations, including under European Union and California data protection laws, and the Firm’s commitment to safeguarding Personal Information and Business Sensitive Information. Covered Persons may be provided with additional notices regarding the processing of Personal Information.

5.	APPROPRIATE USE OF TECHNOLOGY AND APOLLO RESOURCES POLICY

5.1	Generally

We expect Covered Persons to apply their best judgment when using the Firm’s resources. The Firm provides computers, networks, systems, applications and other resources (collectively, “Systems”) for conducting Firm business. The Systems are Firm property, and, to the extent permitted by applicable laws, the Firm treats all electronic communications created, sent, received, or stored on the Systems as property of the Firm. Telephones, computers, email systems and other electronic communications devices provided by Apollo, whether in the workplace or elsewhere, are owned and maintained by the Firm.

The Firm’s Systems are configured to retain records consistent with the relevant laws, regulations, and other applicable data retention requirements, including but not limited to Securities Exchange Act Rules 17a-3 and 17a-4 and Advisers Act Rule 204-2 (collectively, the “Books and Records Rules”).

To ensure Apollo is compliant with the Books and Records Rules, you must:

•

Send all business-related electronic communications through the Firm’s electronic communication systems at all times (e.g., Apollo-provided e-mail, Skype, Slack, Zoom, Bloomberg), including when away from the office;

•

Refrain from using text message, personal e-mail, messaging application (e.g., WhatsApp, WeChat), or social media for any business-related electronic communications, except as otherwise authorized by Compliance.[2] This prohibition excludes purely ministerial (e.g., scheduling changes) and personal communications; and

•

Save and store all files, including but not limited to documents, spreadsheets, and presentations, only on the Firm network or on third party sites approved by Apollo.[3] Business-related files may not be stored on unapproved third-party or personal sites (e.g., on personal Dropbox, Google Drive or similar sites).

Subject to applicable laws and regulations, the Firm reserves the right to monitor, review and disclose all electronic communications and all information created, stored, or transmitted via the Systems as the Firm deems appropriate for its legitimate purposes without further notice or consent. The Firm conducts regular monitoring of Systems and electronic communications. Covered Persons should expect to have their communications reviewed as part of this monitoring program.

[2]

To the extent you engage in any business-related electronics communications through these channels that were not authorized by Compliance, contact Compliance to discuss the best means for ensuring such communications are brought onto firm systems. For additional information regarding social media usage, please see the External Communications Policy at Appendix 15 of the Supervisory Procedures Manual.

[3]	Contact Technology Support for a list of approved third-party sites.

5.2	Use of the Systems

The use of the Systems through the Firm is a privilege, not a right, and may be revoked. Covered Persons should generally access and use the Systems only to perform work on behalf of Apollo. Incidental personal use is permitted if it does not interfere with job performance or employment obligations, impact Apollo’s operations, compromise the Systems, consume more than a trivial amount of resources that would otherwise be used for business purposes, give rise to more than nominal additional costs, or interfere with the activities of other Covered Persons.

Under no circumstances should the Systems be used for personal financial gain, to solicit others for activities unrelated to the Firm’s business, or in connection with political campaigns or lobbying without approval from Compliance.

For example, Covered Persons may not:

•	Engage in any activity that may harass, threaten or abuse others;

•	Engage in actions that damage Systems, computers, or networks, including hacking or attempting to gain access to a restricted computer or network;

•	Use the Systems to engage in illegal activity or activity that would violate the Firm’s policies and procedures;

•

Use the Systems to communicate, transmit, copy, publish, store, or otherwise handle Personal Information or Business Sensitive Information except as consistent with the Data Privacy and Confidentiality Policy or other applicable policies and procedures, or as authorized by supervisors or Legal;

•	Use the Systems to implement automatic forwarding rules for your Apollo designated email address in Outlook, unless approved by Compliance;

•	Use the Systems to copy and/or transmit any documents, software, or other information protected by copyright laws, trade secret, patent, or other intellectual property rights;

•	Use the Systems to intentionally access, create, store or transmit material which the Firm may deem offensive, indecent or obscene unless required for a defined business need;

•	Bypass, disable, or tamper with security controls, software, equipment, or security logs;

•	Attempt to access any data or programs on the Systems without authorization;

•	Connect any device to the Firm’s Network unless the device is authorized by Technology Support;

•

Attempt to bypass, disable, tamper or change any software, equipment, system configuration or network (including operating system, security controls, registry settings, web browser configuration or printer) without prior approval from Technology Support;

•	Download or install software on any Firm computer without prior approval from Technology Support;

•	Make any warranty or guarantee on behalf of the Firm, either express or implied (unless this activity is part of normal job duties);

•	Download or upload any software or electronic files, including legitimate information, without up-to-date virus protection measures in place; or

•	Intentionally access, download, upload, save, or send sexual, pornographic, discriminatory, or criminal material.

Among other things, the following are also prohibited:

•

Statements, which if made in any other forum, would violate any of the Firm’s policies and procedures, including policies against discrimination and harassment and participation in impermissible or illegal activities;

•

Disclosing Personal Information (that is not your own) or Business Sensitive Information on social media web sites, chat rooms, electronic bulletin boards or blogs without prior approval from Compliance;

•	Establishing undocumented and unapproved Internet or other external network connections that could allow a non-Apollo user to gain access to Apollo systems and information; and

•	Placing Apollo material (software, internal memos, etc.) on any publicly accessible Internet computer without express prior written approval by Cyber Security and Risk Management.

5.3	Passwords

Each authorized user is assigned a unique user log-on ID and password. Covered Persons should take reasonable steps to preserve the confidentiality and security of their passwords. Covered Persons must not share passwords, nor may they store user passwords on paper or code them into programs. If Covered Persons suspect that their passwords have been compromised, they should immediately change their passwords and report such suspicions to Technology Support.

Covered Persons should change their passwords regularly, consistent with the requirements published by Technology. See the Access Management Policy maintained by the Technology department for the Firm’s policy regarding password settings and maintenance.

5.4	Device Security

Covered Persons should comply with the Access Management Policy maintained by the Technology department. Covered Persons should not leave computers, laptops, tablets, smartphones, or other devices unattended without implementing lock screens or other safeguards.

5.5	Computer Malware

Computer malware can be injected into the System through the receipt of emails, email attachments, or files from other systems. Covered Persons should use good judgment before opening files attached to emails from unknown senders.

Covered Persons must pay attention to and strictly comply with all warnings and instructions of the Firm relating to malware. Covered Persons must immediately inform Technology Support of the suspected presence of any malware on any Firm computer or the Systems of which they become aware.

Covered Persons should take steps to immediately disconnect from the Firm’s network any computer or device that is suspected of being infected with malware or other harmful code.

Covered Persons are prohibited from disabling or interfering with any malware-scanning software installed on their system.

5.6	Mobile Device Policy

This Mobile Device Policy governs the use of mobile and handheld devices, including broadband cards and broadband chips found in some laptops. The term “handheld device” encompasses any device which allows you to process, receive, or send data, or make voice calls on a cellular network without the use of a third-party application.

Apollo may provide certain Covered Persons with a mobile device and a corresponding data service plan. Apollo will determine the types of mobile devices and plans available to Covered Persons and may provide Covered Persons with a choice. Apollo may replace mobile devices as business needs dictate. Any mobile device provided by Apollo remains the property of the Firm and must be returned upon request.

Mobile devices are provided for Firm business, and Covered Persons should use handheld devices in accordance with Section 5.2.

Covered Persons are welcome and encouraged to use their personal mobile devices, provided they are set up by Technology Support for use on the Apollo network.

All mobile and handheld devices that Covered Persons use to connect to the Apollo network or send or receive Apollo Data are subject to Apollo’s Mobile Security Policy, which is set forth below.

If a Covered Person has questions about the proper use of the Systems, he/she should contact Technology Support, Legal, or Compliance.

If a mobile device is lost or stolen, including a personal device that has connectivity to Apollo’s network, Covered Persons must notify Technology Support immediately.

5.7	Mobile Security Policy

This Mobile Security Policy applies to any device (personal or Firm-owned) that Covered Persons use to send or receive Apollo data and/or connect to the Apollo network. All such devices must be set up to receive mobile security applications and software that Apollo will push to the device. The Mobile Security Policy requires that the device is locked after at most five minutes of inactivity and that the device has a passcode. Apollo has the ability to wipe or remove the device from the Apollo network if the device is lost or stolen or if the device owner’s relationship with Apollo terminates.

5.8	Employee Remote Network Access Policy

This Employee Remote Network Access Policy is designed to minimize the potential exposure of the Firm to damages that may result from the unauthorized use of Systems. This Policy applies to all Covered Persons who utilize a Firm-owned or personally-owned computer, workstation, or other device to remotely connect to the Firm’s network.

Covered Persons must follow the Firm’s procedures published by the Technology department regarding secure remote access. Covered Persons must not conduct Firm business using resources not approved by Technology Support (e.g., Yahoo mail, Gmail, or unapproved cloud storage platforms, including Dropbox, Google Drive, and similar sites). Covered Persons should confirm that personal devices and equipment used to connect to Firm’s networks meet the requirements of Firm-owned equipment for remote access. Covered Persons should contact Technology Support if they have questions about the applicable requirements.

Subject to applicable laws and regulations, the Firm reserves the right to monitor, review, or disclose Covered Persons’ remote use of Systems as the Firm deems appropriate for its legitimate purposes without further notice or consent from Covered Persons users. Covered Persons should have no expectation of privacy when remotely accessing Systems.

6.	OTHER BUSINESS CONDUCT

You are expected to conduct the Firm’s business in accordance with the highest legal and ethical standards, respecting the Firm’s clients, investors and related parties, dealing responsibly with the Firm’s assets and complying with applicable legal and regulatory requirements.

6.1	Assets of the Firm

You are expected to protect the Firm’s and its clients’ assets.

The Firm’s assets include not only financial assets such as cash, securities and physical assets such as furnishings, equipment and supplies, but also client relationships and intellectual property including information about clients, investors, related parties, systems and people. All property created, obtained, or compiled by or on behalf of the Firm belongs to the Firm.

The Firm’s assets should be used only to conduct the Firm’s business. No one is permitted to engage in any activity that could harm a client’s financial interests or the client’s relationship with the Firm.

6.2	Internal Controls, Record Retention, and Reporting

Internal controls and record retention policies and procedures have been established in order for Apollo to meet legal and business requirements.

The falsification of any book, record or account relating to the business of Apollo, its clients or to the disposition of assets of the Firm or its clients (including, without limitation, the submission of any false personal expense statement, claim for reimbursement of a non-business expense or a false record or claim under an employee benefit plan) is prohibited and may amount to a criminal offense.

All forms of recorded information created or received in the course of conducting the Firm’s business or involving the Firm’s legal obligations must be maintained and/or discarded in accordance with the Firm’s policies and procedures on record retention set forth in Apollo’s Supervisory Procedures Manual. Notwithstanding any other provision of such record retention policies and procedures, no document or record may be destroyed if you have been advised or otherwise should recognize that it may be relevant to a pending or threatened legal or regulatory proceeding.

6.3	Post-Employment Responsibilities

Certain responsibilities undertaken as part of a Covered Person’s employment or association with the Firm continue after termination of a Covered Person’s employment or association with the Firm. Specifically, all Covered Persons, after the termination of the Covered Person’s employment or other association, must (in addition to other specific requirements of the Code and any employment agreements with the Firm):

•

Return all Firm assets in the Covered Person’s possession, including, but not limited to, files, records, building access cards, keys, cell phones, mobile or remote computers, corporate credit cards, computer software, hardware, and disks;

•

Maintain the confidentiality of any Personal Information, Business Sensitive Information, or material non-public information (as defined in Section 7.1) relating to the Firm, its clients, investors, related parties, or any other confidential information obtained during the Covered Person’s employment;

•	Refrain from insider trading based on information obtained during employment by Apollo;

•	Assist Apollo with investigations, litigation and the protection of intellectual property relating to the Covered Person’s employment;

•	Refrain from soliciting business or investment opportunities that the Covered Person became aware of during employment or other association with the Firm; and

•	Refrain from engaging in any business opportunity belonging to the Firm or any client that the Covered Person became aware of during the Covered Person’s employment or other association with the Firm.

6.4	Third Party Agreements

Following completion of the vendor management process, all services, supplier, and vendor contracts, agreements, and/or engagement letters with third parties (“Third Party Agreements”) should be sent to Legal for legal review and confirmation of signatory authority. All Third Party Agreements must be reviewed by and negotiated in coordination with Legal to ensure that Apollo’s interests are adequately represented, and only authorized persons may sign on behalf of Apollo. This policy applies to agreements that are being renewed as well as those being entered into with a third party in the first instance. Third Party Agreements should be sent to the appropriate email address based on what the agreement is related to:

•	Firm-wide matters – AGMVendorAgreements@Apollo.com

•	Private Equity – PEVendorAgreements@Apollo.com

•	Credit – CreditVendorAgreements@Apollo.com

•	Real Assets – REVendorAgreements@Apollo.com

6.5	Investor Complaints

You must promptly notify Investor Relations and Compliance if you receive written complaints. A “complaint” is defined as any written communication (including electronic communication) from an investor or any person acting on behalf of an investor, whether in an Apollo fund, AGM, or other Apollo-related entity, alleging a grievance involving the activities of the Firm or any of its Covered Persons. Compliance will take such action, if any, as it deems appropriate to resolve the complaint and will retain a central file for all written complaints received.

7.	INSIDE INFORMATION

Section 204A of the Advisers Act requires that the Firm establish, maintain and enforce written policies and procedures reasonably designed to prevent the Firm and its Covered Persons from misusing material non-public information, also known as inside information. Violations of the laws against insider trading and tipping by Covered Persons can expose the Firm and any Covered Person involved to severe criminal and civil liability. In addition, the Firm and its personnel have ethical and legal responsibilities to maintain the confidences of clients and to protect confidential and proprietary information developed by or entrusted to the Firm.

The Firm and any Covered Person involved may be exposed to potential insider trading or tipping liability under the federal securities laws if the Firm or any Covered Person executes transactions (whether for a client or otherwise) in or communicates information regarding securities for which the Firm or any Covered Person possesses material non-public information. This potential liability is particularly problematic because the Firm as a whole may be deemed to possess material non-public information known by any of its Covered Persons.

The Firm has adopted and implemented the following policies and procedures to (i) ensure the propriety of trading activity by Covered Persons and the Firm; and (ii) protect and segment the flow of material non-public information and other confidential information. Apollo does not have information barriers, and therefore, if one employee has possession of material non-public information, the entire organization is deemed to have it as well. The Firm’s lack of information barriers increases the importance of Covered Persons complying with these policies and procedures.

7.1	Definition of Material Non-Public Information

Information is generally considered “material” if there is a substantial likelihood that a reasonable investor would use the information when deciding to buy, sell or hold the securities of a particular issuer, or if the information is reasonably certain to have an effect on the price of the securities. If the information would influence one’s decision on whether or not to trade, it should be considered material for purposes of the matters discussed in this Code.

“Non-public” information is information that is generally not available to ordinary investors in the marketplace or in general circulation. As a rule, in order to conclude that information is public, a Covered Person should be able to show that the information is generally available (e.g., its announcement in an SEC filing or in a major news publication such as the Wall Street Journal). The information must also have been publicly available for sufficient time for the market to react and reflect the information in the security’s price.

While it is not possible to identify in advance all information that would be deemed material non-public information, illustrations of such information may include:

•	Unannounced earnings or other financial performance measures (actual or projected), guidance, or anticipated changes to previously provided guidance;

•	Projections and strategic plans;

•	Unannounced merger, acquisition, disposition, tender offer, joint venture or other business combination or significant strategic partnership;

•	New major contracts, orders, suppliers, customers or finance sources, or the loss thereof;

•	Significant new products to be introduced and significant discoveries of natural resources;

•	Significant pricing changes;

•	Changes in dividend policies or amounts;

•	Public or private securities offerings or stock splits;

•	Stock repurchase programs;

•	Pending C-level terminations, new C-level hires or significant changes in management or operations;

•	Significant labor disputes or negotiations;

•	Significant, non-public litigation, threats of litigation or regulatory/government investigation, or the resolution of such litigation or investigation;

•	Financial liquidity problems or extraordinary borrowings;

•	Material write-offs or restructurings;

•	Proposed issuance of new securities;

•	Significant increase or decrease in backlog orders or the award of a significant contract;

•	Governmental investigations, criminal actions or indictments and any collateral consequences including potential debarment from government contracts; and

•	Governmental decision-making affecting specific parties, including regulatory approval and awards of government contracts.

If there is any doubt as to whether information is material, treat the information as material.

7.2	Insider Trading and Tipping

Insider trading refers generally to transacting in any security (which, for purposes of these procedures shall include equity securities, bonds and other debt securities, convertible securities, bank loans, derivatives, options, any stock index including such securities as an element, and any other financial instruments) while in possession of material non-public information regarding the security or the issuer of the security. Insider trading may also include “tipping” such material non-public information. Tipping is the act of communicating material non-public information to any person who could use such information to purchase or sell securities.

Covered Persons who are in possession of material non-public information may not engage in insider trading or tipping. These prohibitions are applicable regardless of how the material non-public information is acquired. Penalties for trading on material non-public information are severe and may include both significant monetary fines and imprisonment.

Unless a decision has been made by Apollo that the receipt of material non-public information in connection with the Firm’s business is necessary or desirable, Covered Persons should affirmatively avoid directly or inadvertently coming into possession of material non-public information, or communicating material non-public information to others, including information in connection with their personal dealings (e.g., Covered Persons may not discuss Firm or client dealings with unrelated business contacts, family, friends, and other third parties). Such affirmative actions by Covered Persons will reduce the likelihood of insider trading and tipping and will avoid the unwanted imputation of material non-public information to the Firm.

Any Covered Person who comes into possession of material non-public information relating to a security or the issuer of a security must immediately contact Legal or Compliance. Covered Persons must refrain from (i) effecting transactions in securities of the issuer; and (ii) communicating the information to any person inside or outside the Firm unless and until Legal or Compliance advises the Covered Person to the contrary. Please remember that since Apollo does not have information barriers, if one employee has possession of material non-public information, the entire organization is deemed to have it as well. Therefore, it is critical to contact Legal or Compliance if you believe you have come into possession of such information.

7.3	Policies and Procedures Concerning Protection of Material Non-Public Information and Other Confidential Information

It is imperative that the Firm exercise control over the circumstances in which it and its Covered Persons receive material non-public information and other confidential information. Without effective controls in this area, the Firm and its clients may be “frozen” in a position or precluded from taking a new position in a security if the Firm or one of its Covered Persons has come into possession of material non-public information. Covered Persons may find themselves in similar situations with respect to their personal investments. Therefore, it is essential that Covered Persons not seek information that they believe may be material non-public information without prior approval from Compliance.

7.3.1	Firm Restricted List

The contents of the Firm’s Restricted List are confidential and proprietary information of the Firm and may not be communicated to anyone outside of the Firm without the prior approval of Compliance.

The Firm’s Restricted List is comprised of two parts.

Part I consists of the Holdings List, which is maintained by Operations and generally includes all issuers in which Apollo funds maintain a position. However, this list does not include the holdings of Apollo Insurance Solutions Group LP (“ISG”) clients or MidCap FinCo Limited (“MidCap”) clients. The ISG and MidCap holdings are both maintained separately and reviewed daily.

Part II is the Restricted List which is maintained by Compliance and contains the following:

•	Names of companies about which the Firm, ISG, Redding Ridge Asset Management LLC (“Redding Ridge”) or MidCap may have material non-public information;

•	Names of entities with which the Firm, ISG, Redding Ridge or MidCap has confidentiality agreements that may impose certain restrictions on investments; and

•	Names of entities for which members of the Firm, ISG, Redding Ridge or MidCap serve as directors, officers or members of a creditors committee.

The Restricted List is updated daily and is available both on the Firm’s Intranet and within the Firm’s order management system.

Transactions in securities of companies listed on the Restricted List require pre-clearance from Compliance. See the Trading Policy of Apollo’s Supervisory Procedures Manual for the Firm’s trade pre-clearance policy and procedures. See the Personal Securities Transactions Policy of Apollo’s Supervisory Procedures Manual for the Firm’s personal trade pre-clearance procedures.

7.3.2	Confidential Information Process

As a condition to the Firm receiving material non-public information or other confidential information, the Firm may be asked to enter into a confidentiality agreement whereby the Firm will, among other things, agree to keep such information confidential. No Covered Person is authorized to seek any material non-public information or other confidential information or enter into any written or oral confidentiality agreement on behalf of the Firm without the express prior approval of either Legal or Compliance. Procedures for receiving confidential information are set forth in the Confidential Information Process Policy of Apollo’s Supervisory Procedures Manual.

Covered Persons also shall notify Compliance in the event they receive any material non-public information or if they are uncertain as to whether the information they receive is material and non-public.

7.3.3	Communication with Insiders

Covered Persons should exercise caution when communicating with representatives of companies, creditors’ committees, boards of directors, advisers or significant shareholders (collectively, “Insiders”). Covered Persons should: (i) identify themselves and the purpose of their communication; and (ii) make clear that the Firm is not seeking material non-public information or other confidential information and that the Firm will assume that any and all information given to it by an Insider has been publicly disclosed or is not material.

If a Covered Person wishes to obtain material non-public information or other confidential information during such discussions, the Covered Person must first request pre-clearance from Legal or Compliance. Legal or Compliance will then review the name of the issuer prior to the Covered Person receiving the material non-public information or other confidential information through the Confidential Information Process.

7.3.4	Communications with Public Employees

Covered Persons should exercise caution with respect to non-public information received from communications with federal legislative, executive, and judicial branch employees (collectively, “Public Employees”). Under federal law, Public Employees are strictly prohibited from making a private profit using material non-public information derived from their position as a Public Employee or gained through performance of their official duties.

If a Covered Person wishes to obtain material non-public information or other confidential information from a Public Employee, the Covered Person must first request pre-clearance from Legal or Compliance. Legal or Compliance will then review the circumstances (including, if applicable, the name of the issuer regarding which the information is to be received) prior to the Covered Person receiving the material non-public information or other confidential information through the Confidential Information Process. Additionally, if a Covered Person is unsure as to whether material non-public information or other confidential information was received, the Covered Person should contact Legal or Compliance.

7.3.5	Inadvertent or Unauthorized Receipt of Material Non-Public Information

If a Covered Person inadvertently or without authorization comes into possession of material, non-public information, the Covered Person must notify Legal and Compliance immediately. Upon the receipt of such information, the Covered Person may not: (i) disclose the material, non-public information to others within or outside of the Firm; (ii) participate in discussions or deliberation with others within or outside of the Firm, or work on any transactions involving the company to which such information relates; or (iii) engage in transactions (or recommend or suggest that any person engage in transactions) in the securities to which such information relates, without the prior approval of, and subject to any and all restrictions imposed by, Compliance.

7.4	Limiting Inadvertent Access to Material Non-Public Information and Other Confidential Information

Covered Persons should take care that material non-public information is not left in public areas. Documents containing material non-public information, to the extent not being filed, should be shredded or otherwise destroyed when being disposed. Note that prior to disposing of a record or document, Covered Persons should check with Compliance to ensure that it is not required to be maintained by the Firm. Workspaces should be cleared of documents containing material non-public information at the end of each day and whenever left unattended. Computers should also be locked when leaving workspaces. Covered Persons should not discuss material non-public information in public areas, such as hallways, elevators, restaurants, airplanes or trains. Covered Persons should take care when transmitting material non-public information, electronically and should verify addresses to ensure that only the intended recipients receive the information.

To the extent that persons who have not entered into confidentiality agreements with the Firm visit the Firm’s offices, appropriate care should be taken to ensure that they are not afforded access to any material non-public information or other confidential information.

7.5	Arrangements with Consultants

From time to time, the Firm may retain the services of outside consultants to provide advice on economic, financial, political or other matters. Apollo’s standard agreement with consultants requires that consultants maintain the confidentiality of any information of the Firm or its clients that is shared with them and, moreover, that they not disclose to any person any material non-public information without the prior written approval of Legal or Compliance. However, if a Covered Person believes that he or she has come into possession of material non-public information from a consultant, the Covered Person should take the steps outlined above in Section 7.3.5, “Inadvertent or Unauthorized Receipt of Material Non-Public Information”.

8.	PERSONAL SECURITIES TRANSACTIONS

Your personal investment activities should always be conducted with the Firm’s reputation in mind and in compliance with all applicable laws and regulations. The Firm generally discourages personal securities transactions where pre-clearance is required. Apollo discourages active trading because of the potential conflicts of interest and distractions during business hours. Covered Persons are prohibited from engaging in day-trading.

As an accommodation, however, the Firm permits limited personal trading where pre-clearance is required, as described below. In addition to complying with all other Code provisions and relevant policies and procedures, all trading in Employee Related Accounts (as defined below) must adhere to the following policies and procedures.

While personal securities transactions are permitted as described below, Compliance reserves the right to deny personal trading requests.

8.1	Personal Trading System

Compliance maintains a web-based application through which Covered Persons may conduct and/or complete various required processes, including the pre-clearance of personal trades. All new Covered Persons are required to register with the Firm’s personal trading system. The personal trading system may be accessed through the Firm’s Intranet home page or via the StarCompliance mobile application.

8.2	Employee Related Accounts

The Firm has adopted the following procedures concerning the pre-clearance of certain transactions in, and the reporting requirements with respect to, “Employee Related Accounts,” defined as:

•

All accounts in the name of (i) the Covered Person, (ii) the Covered Person’s spouse (iii) any member of the Covered Person’s immediate family to whose support the Covered Person significantly contributes, which may include the Covered Person’s children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, persons with whom the Covered Person has an adoptive or in-law relationship (collectively, “Relevant Persons”), or (iv) any other person to whose support the Covered Person significantly contributes;

•	All accounts in which any of the Relevant Persons has a direct or indirect beneficial ownership interest including all accounts in the name of the Covered Person’s spouse; and

•	All other accounts over which any Relevant Person exercises any investment control, influence or discretion (“Discretionary Brokerage Accounts”).

The term “beneficial ownership,” for purposes of the definition of Employee Related Accounts, is interpreted as set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended. Under this rule, a person has “beneficial ownership” of securities if the person, directly or indirectly, through any contract arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A “pecuniary interest” in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. A person is presumed to have an “indirect pecuniary interest” in securities held by members of such person’s immediate family sharing the same household, although this presumption may be rebutted. For additional information on what would be considered an “indirect pecuniary interest,” see Appendix 8.2.

All Covered Persons who work in the U.S. and maintain Discretionary Brokerage Accounts must maintain such accounts at a brokerage firm on the approved broker list located in the Personal Securities Transactions Policy of Apollo’s Supervisory Procedures Manual. Any Discretionary Brokerage Account held by a U.S. employee not maintained with an Approved Broker, defined as a broker that allows duplicate statements to be reviewed by Compliance electronically, must be transferred to an Approved Broker within one month of his or her employment date. For Covered Persons who work in the U.S. and maintain Discretionary Brokerage Accounts held outside the U.S., please contact Compliance.

Consult with Compliance if you have any questions as to whether an account is covered by the policies and procedures in this Section 8.2.

8.2.1	New Employee Related Accounts and Closed Accounts

Each Covered Person must promptly notify Compliance through the personal trading system of the opening of any Employee Related Account. The notice must include the broker or financial institution name, account holder name, account number, account classification and approximate account open date of such Employee Related Account. The notice must be given prior to funding the account.

Each Covered Person also must promptly notify Compliance if an Employee Related Account has closed.

8.2.2	Managed and Mutual Fund Only Accounts

Investment transactions in managed accounts, where the Covered Person has no investment control, influence or discretion, or in accounts in which only mutual funds may be traded are both permitted without pre-clearance by Compliance. Certification as to account status is required at least annually though the Firm’s personal trading system and managed accounts should not be structured or used to circumvent the letter or spirit of the Code.

8.3	Pre-clearance for Trades Other Than in Apollo, Apollo-Sponsored, or Athene Publicly Traded Securities

Unless an exclusion listed below applies, all transactions in personal securities held in Discretionary Brokerage Accounts require pre-clearance from Compliance. Pre-clearance is authorized for a limited window period of up to three business days including the date of approval and is subject to a minimum holding period of 90 days as measured on a first in, first out basis. Compliance shall ensure that the appropriate pre-clearance limitations are displayed on approval notices through the Firm’s personal trading system.

Approval will not be granted for the purchase of securities of companies with a market capitalization on the date of request between $100 million and $10 billion (the “Market Cap Rule”). From time to time, exceptions may be made to the Market Cap Rule. If an exception from the restriction is granted, Compliance shall make and maintain a record of the basis for the exception. In addition, the following transactions in securities are prohibited: (i) personal transactions in initial public offerings (except for those of special purpose acquisition companies (“SPACs”) or real estate investment trusts (“REITs”), which may be permitted subject to pre-approval by Compliance) and initial coin offerings; (ii) short sales; and (iii) purchases of options on equity securities. If a Covered Person currently holds an option position, please contact Compliance for further instructions.

The following types of transactions are excluded from the pre-clearance requirement, the Market Cap Rule (except as it relates to the Apollo or Athene’s publicly traded securities listed in Section 8.3.4) and the minimum holding period:

•	Government and municipal securities;

•

Exchange traded funds (“ETFs”) and closed-end funds, including any derivatives thereof, except for those closed-end funds advised or sub-advised by Apollo, to the extent transactions are executed by a Relevant Person who is also an access person (see Section 8.3.1);

•

Mutual funds (i.e., open-ended investment companies), except for those mutual funds advised or sub-advised by Apollo, to the extent transactions are executed by a Relevant Person who is also an access person (see Section 8.3.1);

•	Variable annuities;

•	Commodities;

•	Transactions in fully-managed accounts, where Relevant Persons have no investment control, influence or discretion; and

•

Grants of Apollo publicly traded stock awarded to employees as part of an equity incentive plan. An award agreement shall serve as pre-clearance for Apollo publicly traded stock awarded to employees as part of an equity incentive plan.

Compliance will promptly review and determine whether to approve trades requested by Relevant Persons. In determining whether approval should be granted, Compliance shall consider all relevant facts, including:

•	If the security is on the Restricted List, Apollo’s Holdings List, ISG’s Holdings List, MidCap’s Holdings List or deal pipeline;

•	If the Relevant Person has or can be attributed with material non-public information about the issuer;

•	If the transaction would otherwise violate the Code; and

•	If the transaction would usurp an opportunity that properly belongs to Apollo clients (including a consideration of the market capitalization of the company).

8.3.1	Pre-Clearance for Trades in Funds Sub-Advised by Apollo

Apollo may act as a sub-adviser for certain closed-end or open-ended funds (the “Sub-Advised Funds”). Certain employees of Apollo should be considered access persons for purposes of these sub-advisory mandates as a result of their role with respect to the funds, including but not limited to their access to information regarding the purchase or sale of securities by the fund. Relevant Persons who are also access persons must pre-clear all purchases and sales of the Sub-Advised Fund for which they are deemed to be an access person. See the Personal Securities Transactions Policy of Apollo’s Supervisory Procedures Manual for a list of Sub-Advised Funds.

8.3.2	Pre-Clearance for Private Placement Transactions, Private Funds and Alternative Investments

Investments in connection with limited offerings that are not sponsored by Apollo (e.g., third party hedge funds, investment partnerships and other private placements) must be pre-cleared through the Firm’s personal trading system. The request must include the issuer name, transaction amount, investment description, percentage of investment in relation to the offering, any management roles, required time commitment, how the transaction was introduced, any relationships to principals of the issuer and any potential business relationships between Apollo and the issuer. Pre-clearance for investments in private placements sponsored by Apollo will be documented through the subscription process.

Relevant Persons shall notify Compliance of all sales of, or withdrawals from, private funds and alternative investments.

8.3.3	Pre-Clearance for Personal Cryptocurrency Transactions

8.3.3.1	Information on Cryptocurrency

Cryptocurrency is a form of digital currency that uses a decentralized network to affect and verify transactions. Examples include Bitcoin, Ethereum, Litecoin and Ripple.

8.3.3.2	Cryptocurrency Mining

Cryptocurrency mining (“Mining”) is a process used to create new digital currency. Covered Persons are not permitted to engage in Mining activities, and Mining activities will not be approved as an outside business activity.

8.3.3.3	Initial Coin Offerings (“ICO”)

An initial coin offering (an “ICO”) is a method of fundraising for a new venture wherein investors obtain interests (in the form of virtual coins or digital tokens) in exchange for legal tender or another established cryptocurrency. Interests in such ventures (i.e., the coins or tokens purchased) may be considered securities.

Accordingly, Covered Persons are not permitted to participate in an ICO or similar investment and requests to do so will not be approved for personal trading purposes.

8.3.3.4	Cryptocurrency Non-ICO Transactions

Cryptocurrency is generally considered a “commodity” and falls outside of the definition of a “security” under U.S. securities law. Accordingly, Covered Persons are not required to obtain pre-approval to transact in, and are not required to report, such virtual instruments.

If a Covered Person has any questions about whether a particular virtual instrument requires pre-clearance, he or she should contact Compliance before transacting in such virtual instrument.

8.3.4	Employee Trading Policies for Apollo, Apollo-Sponsored or Athene Publicly Traded Securities

Personal transactions in AGM (NYSE: APO), Apollo Investment Corporation (NASDAQ: AINV), Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI), Apollo Senior Floating Rate Fund Inc. (NYSE: AFT), Apollo Tactical Income Fund Inc. (NYSE: AIF), Athene Holding Ltd. (NYSE: ATH), Apollo Strategic Growth Capital (NYSE: APSG), Apollo Strategic Growth Capital II (NYSE: APGB), or Acropolis Infrastructure Acquisition Corp. (NYSE:ACRO) (collectively, “Apollo or Athene’s Publicly Traded Securities”) require pre-clearance from Compliance. Pursuant to the employee trading policies, Compliance shall determine when there is an open trading window. For further details, see Appendix 8.3.4 for the Employee Trading Policies for Apollo or Athene’s Publicly Traded Securities.

8.4	Reporting Requirements

Each Covered Person, on both a quarterly and annual basis, must report to Compliance all holdings and transactions in Discretionary Brokerage Accounts.

8.4.1	Holdings Reports

Covered Persons are required to submit through the personal trading system the holdings of all Relevant Persons in Discretionary Brokerage Accounts within five days of joining the Firm (“Initial Holdings Report”) and certify the holdings are accurate at least annually thereafter through the Annual Compliance Survey. The information contained in a Covered Person’s Initial Holdings Report must be current as of a date no more than 45 days prior to the date such person became a Covered Person.

Subsequent holdings reports for each Relevant Person’s Discretionary Brokerage Account(s) must be provided no later than 30 days after the end of each calendar quarter, and must be current as of a date no more than 45 days prior to the date such holdings report was submitted (“Periodic Holdings Reports,” and together with Initial Holdings Reports, “Holdings Reports”). Duplicate copies of the most recent financial institutions statements of Relevant Persons submitted within the timeframe listed herein, will be sufficient to fulfill the Holdings Reports requirements if such statements include all required information as set forth herein. A sample authorization letter requesting brokerage firms to send duplicate statements to the Firm is available in Appendix 8.4.1.

With respect to Discretionary Brokerage Accounts held by Relevant Persons with Approved Brokers, Compliance will ensure that Periodic Holdings Reports will be transmitted electronically directly from the broker to the Firm’s personal trading system.

Non-U.S. employees are not required to hold their Discretionary Brokerage Accounts with an Approved Broker. In instances where non-U.S. employees holding Discretionary Brokerage Accounts with a non-Approved Broker are unable to submit Periodic Holdings Reports electronically to the Firm’s personal trading system, the non-U.S. employees shall submit financial institution statements or manual reports to compliancestatements@apollo.com no later than 30 days after the end of each calendar quarter, reflecting all required information for Periodic Holdings Reports as set forth herein. See the Personal Securities Transactions Policy of Apollo’s Supervisory Procedures Manual for a sample Periodic Holdings Report.

Holdings Reports shall contain, at a minimum, the following information:

•

The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which each Relevant Person has any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which each Relevant Person maintains an account in which any securities are held for the Relevant Person’s direct or indirect benefit;

•	If securities are held other than with a broker, dealer or bank, the location of the securities; and

•	The date that the Covered Person submits the report to Compliance.

8.4.2	Transactions Reports

In addition to Holdings Reports, reports regarding transactions in all Relevant Persons’ Discretionary Brokerage Accounts must be provided to Compliance no later than 30 days after the end of each calendar quarter (“Transaction Reports”). With respect to Discretionary Brokerage Accounts held by Relevant Persons with Approved Brokers, Compliance will ensure that Transaction Reports will be transmitted electronically directly from the broker to the Firm’s personal trading system. In instances where non-U.S. employees holding Discretionary Brokerage Accounts with a non-Approved Broker are unable to submit Transaction Reports electronically to the Firm’s personal trading system, the non-U.S. employees shall instead submit financial institution statements or manual reports to compliancestatements@apollo.com no later than 30 days after the end of each calendar quarter, reflecting all required information for Transaction Reports as set forth herein.

The Transaction Reports shall cover, at a minimum, all transactions during the quarter, and shall include the following information:

•

The date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each reportable security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected;

•	If not executed through a broker, dealer or bank, the location of the securities and a description of how the transaction was effected; and

•	The date that the Covered Person submits the report to Compliance.

Transaction reports shall not be required for transactions excluded from the pre-clearance requirement listed in Section 8.3 above.

8.5	Piggy-Backing and Front-Running

You may not receive any personal advantage from information which has been obtained by, or in the course of, the performance of your duties at the Firm. Therefore, “piggy-backing” (trading a security in your own account after executing the same trade for a client) and “front-running” (trading a security in your own account prior to trading the same security for a client) are prohibited.

9.	ANTI-MONEY LAUNDERING

It is the policy of the Firm to comply with all applicable provisions of U.S. federal and state and non-U.S. laws and regulations designed to combat money laundering, including but not limited to the U.S. Bank Secrecy Act (“BSA”), as amended by Title III of the USA Patriot Act of 2001 (collectively, “Applicable AML Laws”). In general, money laundering consists of moving cash or other financial assets attributable to illicit activities through one or more legitimate accounts, businesses or other conduits for the purpose of making such cash or assets appear to be attributable to legitimate activities or otherwise more difficult to trace back to their illicit source. In this regard, the Firm’s goal is to accept capital contributions only from legitimate, law-abiding investors and to form business relationships and engage in transactions with legitimate, law-abiding counterparties. The Firm is committed to taking reasonable and practical steps to help achieve this goal.

9.1	AML Compliance Officer

The Chief Compliance Officer also serves as the AML Compliance Officer. The AML Compliance Officer is responsible for monitoring compliance with Applicable AML Laws, conducting or overseeing ongoing training programs designed to familiarize employees with the requirements of Applicable AML Laws and compliance efforts, and updating senior management of developments in AML compliance efforts and/or Applicable AML Laws. Any questions regarding these policies and procedures should be directed to the AML Compliance Officer or designee (collectively “AML Compliance”).

9.2	Money Laundering

Money laundering is generally defined as engaging in acts designed to conceal or disguise the true origins of criminally derived proceeds so that the unlawful proceeds appear to have derived from legitimate origins or constitute legitimate assets. Generally, money laundering occurs in three stages. First cash enters the financial system at the “placement” stage, where the cash generated from criminal activities is converted into monetary instruments, such as digital currency, money orders or traveler’s checks, or deposited into accounts at financial institutions. Second, at the “layering” stage, the funds are transferred or moved into other accounts or other financial institutions to further separate the money from its criminal origin. Finally, at the “integration” stage, the funds are reintroduced into the economy and used to purchase legitimate assets or to fund other criminal activities or legitimate businesses.

Regulators and law enforcement agencies will prosecute firms and individuals for assisting a money launderer, disregarding legal requirements or deliberately “turning a blind eye” to criminal activity. Covered Persons are personally responsible for complying with Applicable AML Laws and are required to immediately report suspicions of money laundering to the AML Compliance Officer. The Firm’s Anti-Money Laundering Policy is set forth in Apollo’s Supervisory Procedures Manual.

9.3	Know Your Customer

Know Your Customer (“KYC”) is the process of verifying the identity of potential investors or counterparties. Appropriate due diligence must be completed prior to establishing a financial relationship. Procedures for verifying the identity of investors and counterparties are set forth in the Anti-Money Laundering Policy of Apollo’s Supervisory Procedures Manual.

9.4	OFAC Prohibited Assets

The Firm is required to comply with U.S. economic sanctions against certain countries, entities and persons. The U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State maintain lists of sanctioned foreign governments and “specially designated” persons and entities (“OFAC Sanctions Program”). In connection with KYC due diligence, AML Compliance will screen each potential investor and counterparty against the U.S. sanctions lists to ensure that funds are not accepted from or paid to any geographic region, person or entity subject to U.S. sanctions restrictions or country embargoes. Such screening must be completed prior to establishing a financial relationship. Procedures for verifying the identity of investors and counterparties are set forth in the Anti-Money Laundering Policy of Apollo’s Supervisory Procedures Manual.

The U.S. Department of Treasury has enacted regulations that prohibit effecting transactions in certain assets. Transactions in the following are generally prohibited:

•	Securities registered or inscribed in the name of a foreign national from a country which is the subject of an OFAC Sanctions Program;

•	Sovereign debt securities representing obligations of the governments of a country which is the subject of an OFAC Sanctions Program;

•	Debt or equity securities representing obligations of, or ownership interests in, a company which is the subject of an OFAC Sanctions Program;

•	Debt or equity securities representing obligations of, or ownership interests in, companies located in a country which is the subject of an OFAC Sanctions Program; and

•

Any bankers’ acceptances or any other securities which represent obligations of, or ownership interests in, entities owned or controlled by restricted commercial or governmental entities subject to an OFAC Sanctions Program.

9.5	Suspicious Activity

Any “suspicious activities” of any of the Firm’s potential or current investors or counterparties must be reported promptly to AML Compliance. Suspicious activities are difficult to define, but may include:

•

A potential or current investor or counterparty that exhibits unusual concern regarding Apollo’s compliance with Applicable AML Laws or other government reporting requirements, or asks specific questions about how the process is conducted;

•

A potential or current investor (or persons/entities publicly associated with such investor) or counterparty that has a questionable background or is the subject of news reports indicating possible criminal, civil or regulatory violations;

•

A potential or current investor or counterparty who appears to be acting as the agent for another entity but declines, hesitates, or is reluctant to provide any information in response to questions about that entity without legitimate commercial reasons;

•	A potential or current investor or counterparty that refuses or declines to provide requested information;

•	Information provided by a potential or current investor or counterparty appears false or suspicious, is inconsistent or cannot be explained after additional inquiries;

•	The potential or current investor or counterparty appears to be controlled by a senior foreign political figure;

•

Wire transfers or transactions with individuals or entities, or through countries, identified by the U.S. Department of Treasury as being a “primary money laundering concern,” financial secrecy haven country, or otherwise reasonably suspected of money laundering, terrorism or other illegal activities without an apparent business reason; and

•

Any suspicious financial transactions, such as capital contributions that are attempted to be made in the form of cash, digital currency, travelers checks, money orders, cashier’s checks or third party checks.

For business and security purposes, no one other than AML Compliance may contact any investor suspected of suspicious activities.

10.	FATCA

The Foreign Account Tax Compliance Act (“FATCA”) is U.S. legislation generally requiring foreign financial institutions (“FFIs”), and certain other non-financial foreign entities (“NFFEs”), to report on the foreign assets held by their U.S. account holders or be subject to withholding on U.S. withholdable payments. The Hiring Incentives to Restore Employment Act additionally requires U.S. persons to report, depending on the value, their foreign financial accounts and foreign assets. The goal of FATCA is to reduce the ability of U.S. individuals/entities to evade taxes by investing in or through non-U.S. entities.

10.1	How does FATCA impact Apollo?

A majority of Apollo foreign entities (excluding portfolio companies) are considered FFIs under FATCA and therefore subject to FATCA reporting requirements. Apollo maintains a robust FATCA compliance program tracking U.S. persons invested in foreign Apollo entities and reporting these to local tax authorities and the IRS as required. U.S. investors participating in one or more Apollo funds through a foreign Apollo investment vehicle (e.g., Cayman Islands limited partnership) are subject to reporting consistent with Apollo’s FATCA obligations. Information typically reported includes the investor’s name, address, taxpayer identification number and account balance (the dollar value of the investor’s investment in the Apollo entity with the reporting obligation).

To confirm the FATCA status of investors, Apollo requires every subscriber to furnish Forms W-8/W-9 as applicable when subscribing to an Apollo fund.

10.2	Are there topics that Covered Persons should not discuss with investors?

Covered Persons must be mindful when communicating with investors to ensure they are not providing advice on ways for the investor to avoid FATCA compliance. For example, Covered Persons should not advise individual investors who have dual citizenship with the U.S. not to disclose their U.S. citizenship status.

Providing advice to an investor on how to avoid FATCA could have serious financial implications for Apollo. As a result, Covered Persons may not provide any advice to any investor related to providing:

•	AML/KYC documentation; or

•	Tax documentation (Forms W-8 and W-9).

If you receive an inquiry from an investor on AML/KYC or tax documentation, refer them to their personal tax and/or legal advisor. If the investor is persistent and wants to discuss their FATCA compliance responsibilities with an Apollo representative, please refer the investor to the FATCA Program Manager.

11.	OUTSIDE ACTIVITIES, GIFTS AND OTHER POTENTIAL CONFLICTS OF INTEREST

A conflict of interest may arise from a Covered Person’s involvement in outside interests or relationships that may either conflict with the Covered Person’s duty to the Firm, adversely affect the Covered Person’s judgment in the performance of his or her responsibilities or provide an actual or potential personal benefit. The benefit may be direct or indirect, financial or non-financial, through family connections, personal associations or otherwise. It is the policy of Apollo that all Covered Persons conduct the business affairs of the Firm in accordance with the highest principles of business ethics and in such a manner to avoid such conflicts of interest, whether actual or potential.

Covered Persons should promptly report to Compliance any situation or circumstance which may give rise to a conflict of interest.

While it is not possible to describe all circumstances where a conflict of interest exists or may exist, the following is intended to provide some guidance about potential conflicts of interest.

11.1	Making Impartial Business Decisions

To avoid a conflict of interest, Covered Persons should approach all persons doing or seeking to do business with Apollo in an entirely impartial manner. The only criterion of any business decision should be whether Apollo’s clients’ best interests are promoted, and any circumstances which could call such impartiality into question should be disclosed to Compliance. For example, any factors suggestive of a possible conflict in connection with recommending an investment must be disclosed, as should any personal connection that a Covered Person may have with an outside party, such as a consultant, with which the Firm is considering doing business.

11.2	Potential Conflicts of Interest Under Limited Partnership Agreements and Offering Materials

The Limited Partnership Agreements and offering materials of the Apollo funds contain various provisions relating to possible conflicts of interest, which are too detailed to summarize in this Code. If you are aware of circumstances that you feel might constitute a conflict of interest between Apollo or any of its Covered Persons and Apollo clients or their limited partners, you must bring the matter to the attention of a member of Legal.

11.3	Dealing with Portfolio Companies

Having an interest in a firm that does business with a portfolio company could create a conflict of interest. Covered Persons must make full disclosure of any such interests to Compliance.

11.4	Personal Relationships

In general, without prior approval from Compliance, you may not act on behalf of Apollo in any transaction or business relationship involving yourself, members of your family, or other persons or organizations with which you or your family have had any significant personal connection or financial interest.

You may not engage in self-dealing or otherwise trade upon your position with Apollo, or accept or solicit any personal benefit from a client, investor, other persons who have a relationship with Apollo or related party that is not generally available to other persons or made available to you due to your position with Apollo (except in accordance with our policies and procedures regarding the occasional acceptance of gifts) without prior approval from Compliance.

Negotiating with Apollo on behalf of others with whom you or your family has or has had a significant connection should be avoided if there is a risk that your involvement would be perceived as a conflict of interest with your position with the Firm.

11.5	Outside Business and Memberships

Any outside activities must not reflect adversely on Apollo or give rise to a real or apparent conflict of interest with your duties to the Firm. You must be alert to potential conflicts of interest and be aware that, as a condition of your continued employment or other association with the Firm, you may be asked to discontinue any outside activity if a potential conflict arises. Outside activities must not interfere with your job performance or require such long hours to affect your physical or mental effectiveness. Your job at Apollo should always be your first work priority.

11.5.1	Pursuing Firm Business or Investment Opportunities

You must obtain approval from Compliance before you:

•

Accept a business or investment opportunity from someone doing business or seeking to do business with Apollo that is made available to you because of your association with the Firm and whose acceptance would create a perception that actions you take may not be in the Firm’s or its clients’ best interest;

•	Take for yourself a business opportunity belonging to the Firm or any client; or

•	Engage in personal investing or trading, except as otherwise permitted herein.

11.5.2	Outside Employment and Business Activities

Outside business activities include any form of employment other than Apollo. Outside business activities also include serving as a director or officer of another company or organization, including of a portfolio company of an Apollo fund, or any activity that has the potential to detract from a Covered Person’s ability to devote appropriate time and attention to the Covered Person’s responsibilities to the Firm.

Except as authorized by Compliance, Covered Persons may not be employed, engaged, provide services for, or receive remuneration from any person or entity other than the Firm or any related party (except in connection with such Covered Person’s employment responsibilities). In seeking approval to engage in an outside business activity, the Covered Person must disclose whether such company or organization has a relationship with the Firm. Covered Persons must notify Compliance if they serve as a director of a portfolio company of an Apollo fund, but pre-approval is not required.

Examples of Activities Requiring Pre-Approval:

•	Any employment, consulting, or other arrangement with another person or entity in which the Covered Person will receive compensation;

•	Serving as a director or officer for another company (other than a portfolio company of an Apollo fund), or a charitable, non-profit, or professional organization;

•	Starting a business;

•	Becoming a candidate for any public office;

•	Serving in any government position or office, including, but not limited to, federal, state, or local government, in addition to school or library boards; and

•	Serving on a condo, co-op, or housing association.

Each Covered Person seeking to engage in outside business activities must complete and submit an outside business activity request through the personal trading system, describing the nature of the outside business activity, the time commitment involved, the parties for whom such Covered Person will be working or associated with, and any other relevant information regarding the outside business activity.

Compliance shall maintain a record of approvals, denials, exceptions to the policy and any conditions imposed on the Covered Person’s outside business activity.

On an annual basis, all Covered Persons must certify that:

•	Previously disclosed outside business activities remain active, or, if inactive, when the activity ceased;

•	All outside business activities have been disclosed to, and approved by, Compliance;

•	Outside business activities will not interfere with their duties and responsibilities as a Covered Person;

•	Outside business activities will not result in any conflicts of interest for Apollo or its affiliates;

•	They will not disclose or use any proprietary or confidential information in connection with their current or future involvement with outside business activities; and

•	They understand that Apollo and its affiliates have legal and ethical obligations which may govern or impact Covered Persons’ involvement in outside business activities.

Memberships

The Firm supports its Covered Persons’ involvement in community activities, professional organizations and not-for-profit organizations; such activities do not require pre-clearance as long as they do not violate firm policies and procedures or affect the Firm. Before joining an organization or engaging in such activities, Covered Persons should evaluate whether membership or participation could cause a conflict of interest with Firm policies and procedures. If there is any question as to whether a conflict of interest exists or may exist, the Covered Person must consult with Compliance before joining such organizations or engaging in such activities.

11.6	Gifts

Covered Persons must (1) pre-clear with Compliance all gifts given to anyone doing business with, or who is seeking to do business with the Firm and (2) report to Compliance all gifts received from anyone doing business with, or who is seeking to do business with, the Firm regardless of value through the personal trading system.

Covered Persons are prohibited from giving or accepting gifts having an aggregate value of $100 per year from any person associated with a broker-dealer. Covered Persons are further prohibited from soliciting gifts for themselves or for anyone else, or accepting gifts from, or giving gifts to, anyone in return for any business, service, or confidential information of the Firm.

For the purposes of the Code, the term “gift” includes anything of value for which you are not required to pay the retail or usual and customary cost. A gift may include meals or refreshments, goods, services, tickets to entertainment or sporting events, or the use of a residence, vacation home, or other accommodations. Gifts given by others to members of your family, to those with whom you have a close personal relationship, and to charities designated by you, are considered to be gifts to you.

In addition to the above and in order to comply with European rules and regulations, Covered Persons working for Apollo’s U.K. entities and Covered Persons working on European mandates must pre-clear with Compliance through the Firm’s personal trading system any business-related meals, entertainment, outings or similar business related functions offered or accepted if the value per person exceeds (1) in any case, $500 / £350, or (2) if given by a third party to someone who supports Apollo U.K.’s discretionary mandates (“U.K. Discretionary Mandates”), $200 / £150. U.K. Discretionary Mandates include Apollo’s European collateralized loan obligation funds, Apollo Asset Management Europe LLP or Apollo Asset Management Europe PC LLP, or any individual who works on any direct single managed account with an Apollo U.K. firm. Covered Persons are required to obtain approval from their manager prior to seeking pre-clearance. When seeking pre-clearance, the Covered Person must confirm that, in their opinion, they do not view the entertainment or business hospitality as an inducement. Covered Persons may be asked for the rationale behind such confirmation.

11.7	Entertainment

Covered Persons must pre-clear with Compliance any entertainment provided to a Government Official (e.g., employees at all levels of government, including all state agencies as well as employees of state-owned or state-controlled commercial enterprises, such as banks, and political parties and candidates) regardless of value. Additionally, entertainment provided to or received from anyone doing business with or seeking to do business with the Firm that exceeds $1,000 in total value per person must be pre-cleared with Compliance.

12.	SOLICITATION OF POTENTIAL INVESTORS

Proper solicitation of potential investors should emphasize the experience and other benefits of Apollo and concentrate on providing accurate information to investors, so they can make informed decisions. Solicitations that could cast doubt on the integrity of Apollo, its Covered Persons, or its portfolio companies are prohibited regardless of the justification for such activities. Prohibited activities include:

•	Using deceptive or misleading statements;

•	Attempting to induce individuals to place their personal interests above those of the companies or organizations they represent;

•	Inducing an individual to breach a contract with a third party;

•	Violating any law, regulation or Apollo policy related to marketing or solicitation;

•	Engaging in any activity that could damage Apollo’s reputation; and

•	Entering agreements with competitors or violating antitrust laws.

In sum, Covered Persons may only use legal, ethical, and proper methods to solicit potential investors. No Covered Person shall make any payments to potential investors for solicitation purposes.

13.	POLITICAL CONTRIBUTIONS

Any Covered Person wishing to make a political contribution to any election (local, state, federal), committee, political party, political action committee (“PAC”), or other politically-active entity (e.g., a 527 or 501(c)(4) organization) must receive pre-approval from Compliance.

Improper contact with Public Employees (as defined in section 7.3.4) at any level of government—including elected officials, appointed officials, candidates for public office, and Public Employees at the federal, state, and local levels—may adversely impact the Firm’s business interests and reputation. Improper contact may also lead to civil and criminal liability for the Covered Person, and potentially for the Firm as well. This section of the Code sets forth the Firm’s policies and procedures for political giving and related activities.

The Firm and its Covered Persons are prohibited from:

•	Making a contribution that is not in compliance with this section of the Code;

•

Providing or agreeing to provide, directly or indirectly, payment to any person to solicit a government entity for investment advisory services, unless such person is a regulated person or is an executive officer, general partner, managing member (or, in each case, a person with a similar status or function), or employee of the investment adviser; and

•	Coordinating or soliciting any person or PAC to make, any:

•	Contribution to an official of a government entity to which the Firm is providing or seeking to provide investment advisory services; or

•	Payment to a political party of a state or locality where the Firm is providing or seeking to provide investment advisory services to a government entity.

The Firm and its Covered Persons are prohibited from doing anything indirectly that they would be prohibited from doing directly, including making “conduit” contributions through third parties, including through family members, affiliates, or other persons or entities.

The above prohibitions also apply to covered investment pools. Specifically, an investment adviser to a covered investment pool in which a government entity invests or is solicited to invest is treated as though that investment adviser was providing or seeking to provide investment advisory services directly to the government entity.

Key terms relevant to this section of the Code are defined below.

13.1	Definition of Key Terms

13.1.1	Contribution

The term “contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for the purpose of:

•	Influencing any election for federal, state or local office;

•	Paying debt incurred in connection with any such election;

•	Paying transition or inaugural expenses of the successful candidate for state or local office; or

•	Influencing the outcome of any ballot initiative or referendum.

For avoidance of doubt, the term “contribution” includes any gift subscription, loan, advance, or deposit of money or anything of value made to any of the following persons or entities:

•	A PAC organized under federal or state law (including a “Super PAC”);

•	A national, state or local political party committee, including any convention, building or legal account established by a political party;

•

A person or any entity, including a for-profit or non-profit entity, that (i) is organized for the purpose of influencing any election for federal, state, or local office, (ii) acts to influence any election for federal, state, or local office, or (iii) is organized for the purpose of influencing the outcome of any ballot initiative or referendum (including a Section 527 organization or a politically-active Section 501(c)(4) organization);

•	Any legal defense fund established for the benefit of a person elected to federal, state, or local office;

•	Any joint fundraising committee or similar entity composed of or organized to benefit the foregoing entities; or

•	Any entity organized, at least in part, for the purpose of, or which now serves as a conduit for, making contributions to a candidate or any of the foregoing entities.

“Contribution” includes “in-kind” contributions, which are non-monetary, such as using corporate resources (e.g., the use of phones, email, conference rooms, or staff time) to conduct campaign activities or to host campaign events.

13.1.2	Covered Investment Pool

For purposes of this section of the Code, “covered investment pool” means:

•	An investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) that is an investment option of a plan or program of a government entity; or

•

Any company that would be an investment company under Section 3(a) of the Investment Company Act, but for the exclusion provided from that definition by either Section 3(c)(1), Section 3(c)(7) or Section 3(c)(11) of the Investment Company Act.

13.1.3	Executive Officer

For purposes of this section of the Code, the term “executive officer” of an investment adviser means:

•	The president;

•	Any vice president in charge of a principal business unit, division or function (such as sales, administration or finance);

•	Any other officer who performs a policy-making function; or

•	Any other person who performs similar policy-making functions for the investment adviser.

Please note that a person who is not an employee of the Firm may be deemed to be an “executive officer” in respect of his/her role.

13.1.4	Government Entity

For purposes of this section of the Code, “government entity” means any state or political subdivision of a state, including:

•	Any agency, authority, or instrumentality of the state or political subdivision;

•

A pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in Section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a state general fund;

•	A plan or program of a government entity; and

•	Officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

13.1.5	Official

For purposes of this section of the Code, “official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office:

•	Is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or

•	Has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

13.1.6	Payment

For purposes of this section of the Code, “payment” means any gift, subscription, loan, advance, or deposit of money, in-kind donations of goods and services or anything of value. In-kind contributions include goods and services offered free of charge or at a discount to a campaign, as well as payments to third party vendors for goods and services provided to a campaign.

13.1.7	Plan or Program of a Government Entity

For purposes of this section of the Code, “plan or program of a government entity” means any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “qualified tuition plan” authorized by Section 529 of the Internal Revenue Code (26 U.S.C. 529), a retirement plan authorized by Section 403(b) or 457 of the Internal Revenue Code (26 U.S.C. 403(b) or 457), or any similar program or plan.

13.1.8	Regulated Person

For purposes of this section of the Code, “regulated person” means:

•	An investment adviser registered with the SEC that has not, and whose covered associates have not, within two years of soliciting a government entity:

•	Made a contribution to an official of that government entity, other than de minimis contribution; and

•	Coordinated or solicited any person or PAC to make any contribution or payment described in Section 13.2; or

•

A “broker,” as defined in Section 3(a)(4) of the Securities Exchange Act of 1934 (15 U.S.C. 78c(a)(4)) or a “dealer,” as defined in Section 3(a)(5) of that Act (15 U.S.C. 78c(a)(5)), that is registered with the SEC, and is a member of a national securities association registered under Section 15A of that Act (15 U.S.C. 78o-3), provided that:

•	The rules of the association prohibit members from engaging in distribution or solicitation activities if certain contributions have been made; and

•

The SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than Rule 206(4)-5 imposes on investment advisers and that such rules are consistent with the objectives of Rule 206(4)-5.

13.1.9	Solicit

For purposes of this section of the Code, “solicit” means:

•	With respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, an investment adviser; and

•	With respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

13.2	Pre-clearance of Political Contributions and Contribution Related Activity

All Covered Persons are required to obtain approval from Compliance prior to making any political contribution.

This requirement to obtain prior approval before making a contribution also applies to:

•	Any Covered Person’s spouse;

•	Any immediate family member who resides with the Covered Person; and

•

Any person to whom the Covered Person provides significant financial support, which may include but is not limited to children, stepchildren, grandchildren, parents, grandparents, and persons with whom the Covered Person has an adoptive or in-law relationship.

Requests to make a contribution shall include the following information: (1) the name of the person proposing to make the contribution; (2) the proposed contribution amount; (3) the name and (if applicable) office of the candidate, committee, political party, PAC, or other politically-active entity (e.g., a 527 or 501(c)(4) organization) that would receive the contribution; and (4) an indication of whether or not the person proposing to make the contribution is entitled to vote for the candidate in question. For entities that pose circumvention risks (e.g., PACs, political parties, and other politically-active entities), prior to approving the contribution Compliance must receive an executed representation letter from the recipient to ensure that the contribution is used in a manner that complies with all relevant restrictions.

13.3	Payments for Soliciting a Government Entity

Prior to paying or agreeing to provide, directly or indirectly, payment to any person to solicit a government entity to engage Apollo to provide investment advisory services, a written (email acceptable) request must be made to Compliance and approval obtained.

13.4	Corporate Political Contributions and Bundling

As a matter of policy, the Firm will not make direct contributions in connection with federal, state or local elections. Because the use of corporate facilities and personnel may result in an “in-kind” direct corporate contribution, as discussed in Section 13.6 below, pre-clearance is required for any use of corporate resources in connection with campaign or political events. In reviewing the pre-clearance request, Compliance will consider whether an in-kind contribution would result.

Federal, and some state, laws prohibit corporate employees from “bundling” political contributions (i.e., physically collecting and forwarding political contribution checks made by others or otherwise providing a means of transmitting such checks including providing envelopes or postage for a contributor to send in his or her political contribution check).

13.5	Volunteer Political Activities

Covered Persons are generally permitted to voluntarily participate in political activities on behalf of a candidate, committee, political party or other politically active entity. This includes volunteer activity to support a campaign or political party that does not involve making contributions, engaging in political fundraising, or holding a formal political position. However, to ensure that such activity does not inadvertently cause Apollo to make an impermissible corporate contribution or otherwise implicate applicable restrictions, Covered Persons are required to obtain prior approval from Compliance by emailing ApolloPoliticalContributions@Apollo.com before engaging in such volunteer political activity, even where such activity is occasional and isolated.

13.6	Soliciting Covered Persons and Use of Firm Resources

Federal, state, and local campaign finance laws prohibit coercion in connection with the solicitation of campaign finance contributions. To avoid coercion and the appearance of coercion, Covered Persons should:

•	Refrain from soliciting individuals who are not the same management level (i.e., partners should not solicit junior employees);

•	Avoid linking a contribution, whether directly or by implication, with the potential donor’s employment at the Firm, their prospects for a promotion, or any other condition of their employment;

•	Inform the potential donor that contributions are voluntary and will not be reimbursed, and that the potential donor may refuse to contribute without fear of reprisal;

•	Refrain from pressuring colleagues to make a contribution if they express hesitation about doing so; and

•	Refrain from stating that the election of the candidate would benefit Apollo.

Apollo generally discourages use of Firm resources (e.g., use of Apollo computers, phones, staff and letterhead) to solicit contributions during normal business hours. Use of such Firm resources beyond incidental use may constitute a contribution of in-kind goods or services by Apollo.

As a result, Covered Persons are required to obtain approval from Compliance by emailing ApolloPoliticalContributions@Apollo.com prior to coordinating or soliciting any person or PAC to make any contribution. This requirement also applies to certain family members of a Covered Person as described in Section 13.2 above.

Requests to coordinate or solicit a contribution shall include the following information: (1) the name of the person proposing to coordinate or solicit the contribution; (2) the form of the coordination or solicitation; (3) the name and (if applicable) office of the candidate, committee, or PAC that would receive the contribution; and (4) whether Firm resources will be used in connection with soliciting contributions. Compliance may require additional information.

Depending on the circumstances, holding a political event (e.g., fundraiser, candidate or officeholder event) on Apollo premises or using Apollo resources could result in Apollo making an “in-kind” contribution to the candidate or party on whose behalf the event is held, or could trigger gift or lobbying laws. As a result, all political events held on Apollo premises or using Apollo resources must be pre-cleared with Compliance.

Covered Persons seeking to host a political event on Apollo premises or using Apollo resources (e.g., Zoom, an Apollo conference line) are required to obtain advance approval from Compliance by emailing ApolloPoliticalContributions@Apollo.com with details regarding the event (e.g., the event flier and invitees).

Since the provision of in-kind goods or services may constitute a contribution from Apollo to the campaign, the Firm must obtain reimbursement for the event space and all expenses incurred by the Firm in connection with a political event. The cost of the event space will be reflective of market rates for rental space in the hosting office’s location. Additional costs that should be reimbursed by the campaign and reported to Compliance if incurred in connection with a political event include:

•	Any refreshments or entertainment supplied by Apollo;

•	Staff time spent assisting with or organizing the event; or

•	Any other Firm resources used in connection with an event.

The Covered Person responsible for coordinating the political event is required to obtain reimbursement for all expenses and provide evidence of payment (e.g., copy or scan of check) to Compliance.

Finally, contributions made in connection with political events are strictly voluntary, and Covered Persons may choose not to make a contribution in connection with a political event without fear of reprisal. Any recommended contribution amounts are merely suggestions and Covered Persons may contribute a different amount or elect not to contribute, and Apollo will not favor or disadvantage anyone by reason of the amount of their contribution or their decision not to contribute. In accordance with Section 13.2 above, all Covered Persons are required to pre-clear with Compliance any contribution(s) made in connection with attending an Apollo-hosted political event.

13.7	Reimbursement of Contributions

The reimbursement of campaign contributions is a violation of federal, state, and local campaign finance law, and should be diligently avoided. Solicitors are prohibited under any circumstances from agreeing to reimburse all or any portion of a contribution or imply that reimbursement will be forthcoming.

13.8	Political Contributions of Portfolio Companies

It is Apollo’s policy not to direct or make recommendations regarding the political contributions of its portfolio companies.

13.9	Formal Political Positions

To the extent that a Covered Person holds a formal position with a political campaign, PAC, political party, or other entity, the political contributions and activities of that entity may be attributed to the Covered Person and, through that individual, to Apollo. This attribution may result in pay-to-play and conflict of interest issues for Apollo. Accordingly, Covered Persons are required to request pre-clearance through the firm’s personal trading system prior to assuming a formal political position. This requirement to obtain prior approval before assuming a formal political position also applies to certain family members of a Covered Person in accordance with Section 13.2 above.

Requests to assume a formal political position shall include the following information: (1) the name of the person proposing to assume the formal political position; (2) the nature of the formal political position; and (3) the name and (if applicable) office of the candidate, committee, or PAC associated with the formal political position. Compliance may require additional information.

14.	ANTI-BRIBERY POLICY AND PROCEDURES

Apollo is committed to upholding the highest ethical standards and operates a zero-tolerance policy with respect to bribery. Compliance with the Anti-Bribery Policy and Procedures is part of that responsibility. To that end, it is Apollo’s policy to strictly comply with the Foreign Corrupt Practices Act (“FCPA”) and similar anti-bribery laws and regulations in the jurisdictions in which we do business, including, but not limited to, the United Kingdom Bribery Act 2010 (“U.K. Bribery Act”).

The Anti-Bribery Policy and Procedures apply to all Covered Persons and prohibit any Covered Person from giving or taking bribes of any kind. Any violation of this Policy or the Procedures will result in disciplinary action, up to and including termination of employment or engagement.

The FCPA makes it unlawful for any person to promise, authorize, offer or give anything of value, directly or indirectly, to “Foreign Government Officials” (a broad term that includes employees at all levels of government, including all state agencies as well as employees of state-owned or state-controlled commercial enterprises, such as banks, and non-U.S. political parties and candidates) to corruptly influence them to misuse their position or obtain an improper advantage for the purpose of obtaining or retaining business for Apollo. The FCPA applies to the conduct of Apollo and its officers, employees and agents worldwide because Apollo is a U.S. based company.

Countries besides the U.S. also prohibit bribery of domestic and Foreign Government Officials and corrupt payments to private individuals. One such key piece of legislation is the U.K. Bribery Act. Like the FCPA, the U.K. Bribery Act prohibits individuals from offering, promising, or giving a financial or other advantage to a Foreign Government Official with the intent to influence the official in his or her official capacity in order to obtain or retain business or an advantage in the conduct of business. The U.K. Bribery Act also prohibits bribery of domestic (U.K.) public officials. Importantly, the U.K. Bribery Act prohibits the bribery of individuals in the private sector (so-called “business-to-business” or “commercial bribery”), as well as receipt of bribes from any third party. The U.K. Bribery Act is therefore broader than the FCPA.4

[4]

This document focuses on compliance with the FCPA, but also sets out more restrictive requirements created under the U.K. Bribery Act. All of our obligations under the U.K. Bribery Act are set out in more detail in the U.K. Supplement to the Apollo Code of Ethics. Those to whom the U.K. Supplement applies must comply with the policies and procedures in both this document and the U.K. Supplement.

Relevant anti-corruption laws prohibit corrupt payments to Foreign Government Officials through a third party. Apollo prohibits Covered Persons and persons acting on its behalf from making payments to third parties where there is likelihood that the third party will use any of the funds to make a prohibited payment to a Foreign Government Official. The Firm prohibits Facilitation Payments (defined below). Reasonable and proportionate hospitality and promotional expenditures directly related to the promotion, demonstration or explanation of Apollo’s products or services or the execution or performance of a contract, however, may be approved on a case-by-case basis, but such expenditures require review by Compliance before such a payment is made and must be reported to Compliance and recorded accurately. Apollo further prohibits Covered Persons and persons acting on its behalf from taking payments from third parties to improperly influence their conduct and performance of their duties within the scope of activities associated with Apollo.

Covered Persons must promptly report any violation or suspected violation of the Anti-Bribery Policy and Procedures to Compliance.

Apollo will investigate all reports made and will not tolerate any kind of retaliation for reports or complaints made where the person making the report had a reasonable belief in its truth. To the contrary, Apollo protects all reporters, and employees are expected to cooperate in internal investigations.

14.1	FCPA Overview

The FCPA applies to the worldwide conduct of Apollo, its Covered Persons, and its consultants, agents, joint venture partners and other persons acting on behalf of the Firm, regardless of citizenship or geography at any given time. The FCPA has two principal parts: (1) prohibitions against corrupt payments and bribes, and (2) affirmative requirements related to the accuracy of Apollo’s books and records and the proper functioning of its internal controls and approvals over any business activity.

14.1.1	Anti-Bribery Provision

Generally, the FCPA prohibits Apollo and its Covered Persons from promising, authorizing, giving, or offering payment of money or anything of value (including gifts, meals and entertainment), or providing any other benefit (e.g., such as improperly offering an intern position to a relative of a Foreign Government Official (as defined in Section 14.1.1.1)), directly or indirectly (e.g., through third parties such as agents), to a Foreign Government Official in order to induce the recipient to misuse his or her official position or to allow Apollo to retain or obtain an improper advantage.

14.1.1.1	Foreign Government Officials

Under the FCPA, “Foreign Government Official” is defined broadly to cover any employee of any instrumentality at any level (federal, state, or local) of a non-U.S. government, a non-U.S. political party, or a “public international organization,” a term that includes, among other entities, the United Nations, the World Bank, and the World Health Organization. This definition covers any employees, officers, or agents of any entity in which a non-U.S. government has substantial direct or indirect ownership or control, and therefore includes employees of commercial enterprises in which there is a sufficient level of governmental ownership or control.

Foreign Government Officials under the FCPA often encompass a broader group of people than the commonplace concept of a government official or public official under the law where the official lives. Thus, an individual may be a Foreign Government Official even if he or she does not have a government title or is not directly employed by a government agency. For example, employees of state-owned or controlled banks, airlines, hospitals, airports, phone companies and other entities subject to government ownership interests are covered under the FCPA, as are the family members of any Foreign Government Official.

Many governments operate through a state-owned or controlled entity (“SOE”), particularly in such areas as aerospace and defense manufacturing, banking and finance, healthcare and life sciences, energy and extractive industries, telecommunications, and transportation. Whether a particular entity constitutes a SOE or instrumentality under the FCPA requires a fact-specific analysis of an entity’s ownership, control, status, and function. Covered Persons are required to consult in advance with Compliance for guidance regarding an entity’s SOE status before providing anything of value to an employee or representative of such entity. Determining whether a particular person is a Foreign Government Official can be complex and may require legal advice. If you are uncertain whether any individual with whom you have business contacts meets this definition, please consult Compliance.

14.1.1.2	Restrictions on Payments to Third Parties

Under the FCPA, you must never promise, authorize, give, or offer anything of value to a third party that you suspect or have reason to believe may be passed to Foreign Government Officials or other persons to improperly influence any person’s decision-making. You must not allow or ignore the risk that certain parties, such as an agent, consultant, representative or business partner (e.g., a joint venture participant), will make any such payment.

Under the FCPA, Apollo and its Covered Persons may be held liable for consciously disregarding indications (by ignoring or failing to investigate warning signs) that a third party may be making improper payments. Examples include:

•	The third-party requests payment to offshore bank accounts;

•	The size of a payment is not commensurate with services performed; or

•	There is a general lack of a visibility into the third-party agent’s activities.

If you suspect or have reason to suspect that a third party is using even its own funds to make such payments, you must report your suspicions to Compliance.

14.1.2	Accounting Provisions

The FCPA also prohibits the submission of false or misleading reports or financial statements (e.g., misstating the number of guests at a business dinner in an employee expense report, or attaching a fictitious receipt to support an expense report).

14.1.2.1	Accurate Records

Apollo’s books, records, accounts and financial statements must be maintained in reasonable detail, must accurately reflect Apollo’s transactions, and must be maintained in accordance with Apollo’s system of internal controls.

Any Covered Person who creates or causes the creation of a false or misleading record or accounting entry, or fails to disclose payments, assets or liabilities will be subject to disciplinary action, up to and including dismissal. If you learn of any false or misleading entries, or unrecorded payments, you should report them immediately to Compliance. As noted above, Apollo protects all reporters and will not tolerate any retaliation against parties who report behavior that may be improper.

14.1.2.2	Payments, Recordkeeping and Reimbursements

Covered Persons making business payments must always ensure that any such payments:

•	Reflect the actual value of the services provided;

•	Are made for a proper business reason;

•	Are made to legitimate service providers;

•	Are accurately and completely recorded; and

•	Meet the requirements of the laws of the U.S., U.K., and of other countries where we do business.

These fundamental requirements take on even greater significance in connection with Apollo’s international business.

14.1.2.3	Facilitation Payments

Facilitation Payments are typically small, often cash payments made to obtain or accelerate a routine government action by a government official. Indeed, Foreign Government Officials sometimes request payments or other things of value to expedite or “facilitate” routine, non-discretionary government actions, such as obtaining utility services or visas, obtaining electrical service, or processing certain papers (“Facilitation Payments”).

Apollo prohibits Facilitation Payments. Facilitation Payments are unlawful under a number of applicable anti-corruption laws, including the U.K. Bribery Act, and they expose the Firm to undue risk.

14.1.2.4	Commercial Bribery

The U.K. Bribery Act and other global anti-corruption laws that apply to Apollo and its Covered Persons prohibit so-called “commercial” bribery (i.e., bribes, kickbacks or other compensation paid to, or received by an officer, director, partner, employee or agent of a non-governmental business organization to obtain a business advantage).

Under no circumstances may Apollo or its Covered Persons, consultants, contractors or sub-contractors receive, or agree to receive, give, pay, offer or promise to pay, or authorize the giving or payment of money or anything of value to any person (i) for the purpose of (a) improperly obtaining or retaining business or securing an improper business advantage or (b) inducing or rewarding improper performance of a relevant function or activity, or (ii) when such person knows or believes that acceptance of the advantage would itself constitute the improper performance of a relevant function or activity, regardless of whether that person is a public official or private actor.

14.2	The Firm’s Anti-Bribery Procedures

14.2.1	Giving and Receiving Gifts

As noted above, the FCPA and U.K. Bribery Act prohibit improperly giving, promising, authorizing, or offering the payment of anything of value to a Foreign Government Official to induce the official to misuse his or her office or secure an improper advantage to obtain or retain business. Accordingly, the FCPA’s and U.K. Bribery Act’s restrictions extend to many forms of travel and entertainment expenditures for the benefit of Foreign Government Officials, as well as non-cash gifts and other benefits, such as offers of employment, educational placement, internships, secondments, and charitable donations to entities related to Foreign Government Officials. Regulators routinely bring criminal anti-corruption cases premised on improper provision of such value, even where no cash changes hands.

As a general matter, gifts are permissible to a Foreign Government Official when they:

•	Meet the applicable value limits and pre-clearance requirements set forth in Section 11.6;

•	Do not involve cash or cash equivalent gifts (e.g., gift cards, pre-paid store cards, gambling chips);

•	Are permitted under both local law and the policies of the recipient’s employer;[5]

•	Are presented openly with complete transparency;

•	Are properly recorded in Apollo’s books and records; and

[5]

Many U.S. and non-U.S. pension funds employees are under strict limits (sometimes as low as $50 or $100 per year) regarding permissible gifts, meals, entertainment, and hospitality that they may accept from a business counterparty like Apollo.

•	Are provided as a token of esteem, courtesy or in return for hospitality and comports with local custom.

14.2.2	Providing and Receiving Meals and Entertainment

Gifts differ from entertainment, which is characterized by both the provider and recipient attending an event at which there are business opportunities or business discussions. Reasonable and proportionate incidental business hospitality of a small value which seeks to improve the Firm’s image, to better present the Firm’s services, or to establish a cordial business relationship may be permitted, provided that the purpose of the hospitality is not to induce or reward improper action by any person, or to influence a Foreign Government Official in order to obtain such business. Whether the entertainment is provided for bona fide reasons and the reasonableness and proportionality of the entertainment will be determined by the surrounding circumstances. Adult entertainment is strictly prohibited.

As a general matter, business meals and entertainment with a Foreign Government Official are permissible when they:

•	Meet the applicable value limits and pre-clearance requirements set forth in Section 11.7;

•	Are related to the promotion of Apollo’s services or to the execution or performance of its contract with a customer;

•	Are permitted under local law and the policies of the recipient’s employer;

•	Are customary under local business practices;

•	Are reasonable under the circumstances and not lavish or extravagant; and

•	Avoid the appearance of impropriety.

14.2.3	Providing Travel

Approval by Compliance is required prior to any payment of a counterparty’s travel, and it will only be approved if it is bona fide, reasonable, and directly related to (a) promotion, demonstration or explanation of products or services, or (b) execution or performance of a contract with a foreign government.

Restrictions on Reimbursements and Use of Cash

Apollo will only pay reimbursements for goods, services, or other expenditures that are fully and properly supported by third-party invoices or receipts in accordance with Apollo’s Travel & Expense Reimbursement Policy and Procedures. With the exception of normal and customary petty cash requirements, cash transactions in connection with Apollo’s business should be avoided.

14.2.4	Contracts with Third Party Agents and Consultants (“Covered Intermediaries”)

You, as an individual, and Apollo can be held criminally liable for improper payments by third parties acting on behalf of Apollo. For this reason, Apollo requires that you follow certain steps, detailed below, when obtaining the services of a certain category of third parties (referred to below as “Covered Intermediaries”) in connection with Apollo’s business. These steps include due diligence procedures to be performed before engaging Covered Intermediaries and certain contractual provisions that must be included in the relevant agreements.

14.2.4.1	Covered Intermediaries

“Covered Intermediaries” include all third parties engaged by Apollo:

•	To assist in obtaining, conducting or retaining business outside of the U.S. with a government entity or state-owned entity;

•	To assist in obtaining permits, licenses or other documentation or certification needed to conduct business outside of the U.S.; or

•	To represent Apollo in dealing or having contact with any Foreign Government Officials or government or state-owned entities.

Examples of the types of third parties subject to this policy are:

•	Apollo’s “authorized agents” such as placement agents; and

•

Certain consultants not typically engaged by Apollo in high-risk countries who deal with discretionary matters relating to Apollo’s business with Foreign Government Officials. A high-risk country is a country that has a score of 60 or less on Transparency International’s Corruption Perceptions Index.[6]

For countries not listed on the Transparency International Corruption Perceptions Index, please contact Compliance for guidance.

Determining whether a third party falls within the definition of Covered Intermediary can be difficult and may require legal advice. However, any “authorized agent” (i.e., parties contractually designated as agents authorized to act on Apollo’s behalf) and any third party acting on Apollo’s behalf in dealing with any unit of government (including state-owned enterprises) will fall within the definition. If you are uncertain whether any third party with whom you have business contacts meets this definition, please consult Compliance.

[6]	Access the index here: https://www.transparency.org/en/cpi.

14.2.4.2	Due Diligence Required to Engage a Covered Intermediary

Before entering into any contract with a Covered Intermediary, you must first conduct a reasonable due diligence investigation into the background, reputation, and business capabilities of the intermediary. Consult with Compliance to determine an appropriate risk-based program.

A copy of the due diligence file shall be maintained by Compliance for each Covered Intermediary reviewed, whether or not retained.

14.2.4.3	Provisions Required to be Included in Contracts with Covered Intermediaries

Every Covered Intermediary must enter into a written agreement with Apollo, which must contain representations relating to the FCPA as approved by Compliance. Where applicable, annual certifications should also be obtained from Covered Intermediaries by the appropriate business unit representative and submitted to Compliance.

Contracts that provide for payments to parties other than the contracting Covered Intermediary, or payments to countries other than the home country of the contracting party, are generally not acceptable.

Compensation to Covered Intermediaries must be commercially reasonable and commensurate with the tasks that the contractor undertakes. Payments to Covered Intermediaries must be made in accordance with the terms of their contracts. You must not honor requests to vary the terms of contracts by:

•	Increasing or decreasing agreed amounts on any invoice if such a request is contrary to Apollo’s standards, procedures or applicable laws; or

•	Submitting multiple invoices if you suspect such invoices may be used in a manner contrary to Apollo standards, procedures or applicable laws or otherwise used improperly.

14.2.5	Mergers, Acquisitions and Joint Ventures

From time to time, Apollo will engage in business transactions such as mergers, acquisitions and/or joint ventures. As part of due diligence procedures for Anti-Corruption, and prior to the execution of these transactions, the Deal Team must ensure that outside counsel representing the Firm on such transactions conducts and documents an appropriate FCPA and U.K. Bribery Act review as described in the AGM Deal Manual to ensure that the joint venture business partner maintains a system of internal controls, accurate books and records and does not engage in corrupt payments. Documentation shall be forwarded and maintained by the Legal Department or by the law firm conducting the review. For additional information regarding Mergers, Acquisitions, and/or joint ventures, please contact the Legal Department and refer to the AGM Deal Manual.

14.2.6	Charitable Contributions

From time to time, Apollo will elect to make charitable contributions. Any known related party interest in the charity involving a Foreign Government Official, or any charitable donations that are requested by a Foreign Government Official, must be reviewed in advance by Compliance prior to any payment being promised, authorized, offered, or made.

14.2.7	Political Contributions

For information on Apollo’s policies and procedures related to political contributions, please see Section 13 above. Employees should be mindful that political contributions that comply with Section 13 above, may still violate the FCPA and other applicable anti-bribery laws if made for improper purposes.

15.	WHISTLEBLOWER POLICY

See Appendix 15 for the Firm’s Whistleblower Policy.

16.	BUSINESS CONTINUITY PLAN

Apollo has created a business continuity plan (the “BCP”) to provide guidance to all Covered Persons in the event of an emergency. The purpose of the BCP is to ensure that Apollo can continue to conduct its business in the event of an emergency that results in a business disruption. A copy of the BCP is distributed only to those with a role in implementing the BCP. Covered Persons should call the following emergency hotline number if a business interruption has occurred:

Hotline: +1 (855) 336-1510

17.	NOTE FOR REGISTERED REPRESENTATIVES AFFLIATED WITH APOLLO GLOBAL SECURITIES, LLC

Registered Representatives and Associated Persons of Apollo Global Securities, LLC (“AGS”), are subject to additional obligations in conjunction with those described in this Code. Registered Representatives should review this document in conjunction with the AGS Compliance Manual and Written Supervisory Procedures.